Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TYCO INTERNATIONAL LTD.,

BARRICADE MERGER SUB, INC.,

BRINK’S HOME SECURITY HOLDINGS, INC.

AND

SOLELY FOR PURPOSES OF SECTIONS 9.8, 9.9(C) AND 9.10,

ADT SECURITY SERVICES, INC.

Dated as of January 18, 2010

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

EXHIBITS

EXHIBIT “A”	Articles of Merger

EXHIBIT “B”	Certificate of Incorporation of Surviving Entity

EXHIBIT “C”	Bylaws of Surviving Entity

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 18, 2010 (this “Agreement”), is by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Parent”), BARRICADE MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), BRINK’S HOME SECURITY HOLDINGS, INC., a Virginia corporation (the “Company”), and, solely for purposes of Sections 9.8, 9.9(c) and 9.10, ADT SECURITY SERVICES, INC., a Delaware corporation and wholly owned subsidiary of Parent (“ADT Security Services”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS:

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger of the Company with and into Merger Sub, in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) adopted and approved this Agreement and the transactions contemplated hereby in accordance with the VSCA (including for purposes of Sections 13.1-725.1 – 13.1-727.1 of the VSCA) and upon the terms and subject to the conditions set forth herein and approved the Merger, (iii) directed that the Company submit the approval of this Agreement and the Merger to a vote at a meeting of the Company Shareholders (subject to the terms and conditions hereof), (iv) resolved that the Company Shareholder Approval is the only vote of the Company Shareholders required to approve this Agreement and the Merger and (v) recommended that the Company Shareholders approve this Agreement, the Merger, and the Plan (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent and Merger Sub have each approved and declared it advisable for each such entity to enter into this Agreement providing for the Merger in accordance with the VSCA and the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder (the “Code”) and (ii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, the VSCA and the DGCL, and in reliance upon the representations, warranties, covenants and agreements contained herein, the Company will merge with and into Merger Sub at the Effective Time and the separate corporate existence of the Company shall thereupon cease (the “Merger”). Merger Sub shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Merger Sub, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.3 and Section 1.4. The effect of the Merger will be as provided in the applicable provisions of the VSCA, the DGCL, and the terms of this Agreement.

Section 1.2 Effective Time. As soon as practicable on the Closing Date, the parties hereto will (a) file articles of merger, in customary form meeting the requirements of Section 13.1-720 of the VSCA including setting forth the plan of merger that meets the requirements of Section 13.1-716 of the VSCA (the “Plan”), substantially in the form attached hereto as Exhibit A (the “Articles of Merger”), with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”), (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger, (c) file a certificate of merger in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware meeting the applicable requirements of the DGCL, and (d) duly make all other filings and recordings required by the DGCL in order to effectuate the Merger. The Merger shall become effective upon (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the issuance of a certificate of merger by the SCC with respect to the Merger or (ii) at such later date and time as may be agreed to by Parent and the Company in writing and specified in the Certificate of Merger and the Articles of Merger. The date and time the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 1.3 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub shall be amended so as to read in its entirety as is set forth on Exhibit B annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub shall be amended so as to read in its entirety in the form as is set forth in Exhibit C annexed hereto, and, as so amended, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Entity and as provided by Law.

Section 1.4 Officers and Directors. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity immediately following the Effective Time, each to serve as an officer or director in accordance with the certificate of incorporation and bylaws of the Surviving Entity.

Section 1.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 2200 Ross Avenue, Suite 2800, Dallas, Texas, 75201 at 9:00 a.m., New York City time, on a date to be specified by the parties, and in any event not later than the fifth (5th) Business Day following the date on which the conditions to the Closing set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived or at such other place, time and date as the parties hereto may agree in writing (the “Closing Date”).

Section 1.6 Alternative Merger Structure. If a decrease in the trading price of Parent Shares results in the aggregate share consideration to be received by the Company Shareholders on the Closing Date pursuant to Section 2.1 representing less than 40.0% of the value of the aggregate Merger

Consideration, the requirement to obtain the opinions required by Sections 7.2(c) and 7.3(c) shall be waived and the transaction contemplated by this Agreement shall be restructured such that (a) Merger Sub or a wholly-owned Subsidiary of Merger Sub shall merge with and into the Company, (b) the separate corporate existence of Merger Sub or the Subsidiary of Merger Sub, as applicable, shall cease, and (c) the Company shall continue as the surviving corporation of the Merger. The parties hereto agree and acknowledge that the transaction as restructured by this Section 1.6 may not qualify as a tax-free reorganization under the Code.

ARTICLE II

CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of this Article II, each share of common stock of the Company, having no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 2.1(e)), shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any equity holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) Each share of Company Common Stock with respect to which an election to receive, subject to adjustment in accordance with Section 2.1(g), a combination of stock and cash (a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.2 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Company Share shall be converted into the right to receive (which consideration combination shall hereinafter be referred to as the “Mixed Consideration”) (A) $12.75 per share in cash without interest (the “Per Share Cash Consideration”) and (B) a fraction of a validly issued, fully paid in and nonassessable Parent Share (the “Mixed Election Per Share Equity Consideration”) equal to the quotient determined by dividing $29.75 by the Parent Share Value (as may be adjusted pursuant to the proviso in this sentence) and rounding to the nearest ten-thousandth of a share; provided, that if the Parent Share Value is equal to or greater than $40.29, the Parent Share Value shall be $40.29 and if the Parent Share Value is equal to or less than $32.97, then the Parent Share Value shall be $32.97 (such Parent Share Value, as adjusted, the “Adjusted Parent Share Value”);

(ii) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.2 (each, a “Cash Electing Company Share”) shall be converted, subject to Section 2.1(b), and Section 2.1(g), into the right to receive $42.50 in cash without interest (the “Per Share Cash Election Consideration”); and

(iii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) is properly made and not revoked pursuant to Section 2.2 (each, a “Stock Electing Company Share”) shall be converted (subject to Section 2.1(g)), into the right to receive a number of validly issued, fully paid in and nonassessable Parent Shares (together with any cash in lieu of fractional Parent Shares to be paid pursuant to Section 2.3, the “Stock Consideration”) equal to, rounded to the nearest ten-thousandth of a share, the quotient determined by dividing $42.50 by either (A) the Parent Share Value, or (B) the Adjusted Parent Share Value (as calculated in Section 2.1(a)(i)) if and only if the Parent Share Value is (1) equal to or greater than $40.29 or (2) equal to or less than $32.97.

(b) Notwithstanding the foregoing, if (A) (1) the product of the number of Cash Electing Company Shares multiplied by the Per Share Cash Election Consideration (such amount, the “Cash Election Amount”) plus (2) the product of the number of Mixed Consideration Electing Shares multiplied by the Per Share Cash Consideration (clause (1) and (2) together, the “Aggregate Elected Cash Consideration”) exceeds (B) the Available Cash Amount (such amount by which (A) exceeds (B), the “Cash Oversubscription Amount”), then each Cash Electing Company Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to (a) the Cash Election Amount less the Cash Oversubscription Amount, divided by (b) the number of Cash Electing Company Shares (such amount, the “Adjusted Per Share Cash Election Amount”) and (2) a number of validly issued, fully paid in and nonassessable Parent Shares, rounding to the nearest ten-thousandth of a share, equal to (a) the Per Share Cash Election Consideration, less the Adjusted Per Share Cash Election Amount, divided by (b) (i) the Parent Share Value or (ii) the Adjusted Parent Share Value (as calculated in Section 2.1(a)(i)) if and only if the Parent Share Value is (1) equal to or greater than $40.29 or (2) equal to or less than $32.97.

(c) Notwithstanding the definition of Available Cash Amount, in the event there is a Cash Oversubscription Amount as calculated pursuant to Section 2.1(b), Parent shall have the option, in its sole discretion, to increase the amount of the Available Cash Amount to any amount up to and including the amount of the Aggregate Elected Cash Consideration; provided, that Parent may not increase the Available Cash Amount to an amount that, in the opinion of counsel to Parent or counsel to the Company, would cause either of such counsel to be unable to render its opinion described in Section 7.2(c) and Section 7.3(c), respectively, and nothing in this Section 2.1(c) shall affect the consideration with respect to a Stock Electing Company Share.

(d) [Reserved.]

(e) From and after the Effective Time, each share of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent or the Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically (i) cease to be outstanding, (ii) be canceled and retired without payment of any consideration therefor, and (iii) cease to exist.

(f) All shares of Company Common Stock outstanding at the Effective Time and converted into Merger Consideration pursuant to this Section 2.1 (collectively, the “Shares”), shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Shares (a “Certificate”) and non-certificated Shares represented by a book entry (the “Book-Entry Shares”) shall thereafter represent the right to receive, with respect to each underlying Share, (i) the consideration to which such holder may be entitled pursuant to this Section 2.1, (ii) any dividends and other distributions in accordance with Section 2.4(g) and (iii) any cash to be paid in lieu of any fractional Parent Share in accordance with Section 2.3.

(g) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding capital stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split

(including a reverse stock split) or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, or any similar transaction or event, the Merger Consideration, the exchange ratios and any other similarly dependent items described herein, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the applicable exchange ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

(h) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Entity.

Section 2.2 Election Procedures.

(a) At the time of mailing of the Proxy Statement/Prospectus to holders of record of Company Common Stock entitled to vote at the Company Shareholders Meeting (such date, the “Mailing Date”), an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock, or Book-Entry Shares, shall pass, only upon proper delivery of such Certificates or Book-Entry Shares, respectively, to the Exchange Agent, upon adherence to the procedures set forth in the letter of transmittal) in such form as Parent and the Company shall reasonably agree (the “Election Form”) shall be mailed to each holder of record of shares of Company Common Stock as of the record date for the Company Shareholders Meeting.

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to make a Stock Election, or (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to make a Mixed Election. Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the Business Day that is four (4) Business Days prior to the Closing Date (which date shall be publicly announced by Parent as soon as reasonably practicable but in no event less than five (5) Business Days prior to the Closing Date) (or such other time and date as the Company and Parent shall agree in writing) (the “Election Deadline”) shall be deemed to be “Non-Electing Company Shares”. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or Beneficial Owners) of Company Common Stock between the record date for the Company Shareholders Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(d) Any election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form shall be deemed properly completed only (i) if accompanied by one or more Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) and/or (ii) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book-Entry Shares to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Electing Company Shares and Parent shall cause the Certificates representing such shares of Company Common Stock or Book-Entry Shares to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, that a subsequent election may be made with respect to any or all of such shares of Company Common Stock pursuant to this Section 2.2. In addition, all Cash Elections, Stock Elections and Mixed Elections shall automatically be revoked and all Certificates representing shares of Company Common Stock shall be promptly returned without charge if this Agreement is terminated in accordance with Article VIII of this Agreement.

(e) Subject to the terms of this Agreement and of the Election Form, the Exchange Agent, in consultation with both Parent and the Company, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3 No Fractional Shares. No certificates or scrip representing fractional Parent Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional share interests, including any fractional share interests resulting pursuant to Section 2.1(a), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate (upon surrender thereof as provided in this Article II) or Book-Entry Share an amount in cash equal to the product obtained by multiplying (y) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by Certificates or Book-Entry Shares) would otherwise be entitled by (z) the Parent Share Value or Adjusted Parent Share Value, as applicable.

Section 2.4 Exchange of Certificates.

(a) Prior to the Mailing Date, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Parent shall pay all costs, fees, and expenses incurred in connection with the retention and engagement of the Exchange Agent. In connection with the foregoing, Parent and Merger Sub shall enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.4 and Section 2.2.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Shares (other than any holder which has previously and properly surrendered all of its Certificate(s) to the Exchange Agent in accordance with Section 2.2) (each, an “Electing Shareholder”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares in exchange for the Merger Consideration.

(c) Immediately prior to the Effective Time, Parent shall (1) issue and deposit or cause to be deposited with the Exchange Agent to be held in trust for the holders of Company Common Stock, evidence of shares in book-entry form in compliance with the Parent’s articles of association and all applicable Laws, representing Parent Shares issuable pursuant to Section 2.1 in exchange for outstanding Company Common Stock for which a Stock Election or Mixed Election (to the extent such consideration is payable in Parent Shares) has been made and for Non-Electing Company Shares (to the extent such consideration is payable in Parent Shares) and an amount of cash representing the aggregate cash consideration payable pursuant to Section 2.1 and (2) deposit with the Exchange Agent, from time to time as needed, cash in amounts that are sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3, and to make any dividends or other distributions pursuant to Section 2.4(g), in each case, to be paid in respect of the Certificates and the Book-Entry Shares by holders thereof who have properly delivered to the Exchange Agent their Company Common Stock. Any cash and Parent Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Parent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1, Section 2.2 and Section 2.3 out of the Exchange Fund. Until used for that purpose, the cash portion of the Exchange Fund shall be invested by the Exchange Agent in short-term obligations of or guaranteed by the United States of America or short-term obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, short-term certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with commercial banks which have capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon shall affect the Merger Consideration payable to former Company Shareholders entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide, or shall cause the Surviving Entity to promptly provide, additional cash funds to the Exchange Agent for the benefit of the former Company Shareholders in the amount of any such losses. The Exchange Fund shall not be used for any purpose other than the foregoing.

(d) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon (i) with respect to any Electing Shareholder,

completion of the calculations required by Section 2.1(a) and Section 2.1(b) or (ii) with respect to any holder that is not an Electing Shareholder, surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (A) one or more Parent Shares which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article II, consisting of the cash consideration pursuant to Section 2.1(a), cash in lieu of any fractional shares of Company Common Stock, as the case may be, pursuant to Section 2.3 and any dividends and other distributions pursuant to Section 2.4(g), in each case, less any required withholding taxes. The Merger Consideration shall be paid as promptly as reasonably practicable after receipt by the Exchange Agent of the Certificate or Book-Entry Share and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares in accordance with Article II hereof or on any unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate and Book-Entry Share shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the Merger.

(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter. If, after the Effective Time, any Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided for in this Article II in accordance with the terms hereof. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the Certificate or Book-Entry Share that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. From and after the Effective Time, the holders of Certificates and Book-Entry

Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law.

(g) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.4. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 2.5 Termination of Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders for twelve (12) months after the Effective Time shall be paid to the Surviving Entity or, if so directed by the Surviving Entity, to Parent. Any Company Shareholders who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Entity for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock formerly held by such shareholder as determined pursuant to this Agreement without any interest thereon, and Parent and the Surviving Entity shall be responsible with respect to such payment. Notwithstanding the foregoing, none of the Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.6 Lost, Stolen or Destroyed Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration such holder has a right to receive pursuant to this Article II.

Section 2.7 Company Equity Awards.

(a) Company Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock granted under the Brink’s Home Security Holdings, Inc. 2008 Equity Incentive Plan and the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan (collectively, the “Company Stock Plans”) that is unexpired and outstanding immediately prior to the Effective Time (the “Company Stock Options”), other than the 2010 Company Stock Options, shall vest and become fully exercisable, whether or not then vested or subject to any performance condition or other restriction. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option shall be converted into an option to purchase the number of Parent Shares equal to the product of (x) the Stock Award Conversion Fraction, and (y) the number of shares of Company Common Stock covered by such Company Stock Option (rounded down to the nearest whole share and assuming each Company Stock Option was otherwise vested and fully exercisable), at an exercise price per share (rounded up to the nearest cent) equal to the exercise price for each such share of Company Common Stock subject to a Company Stock Option divided by the Stock Award Conversion Fraction, which shall, however, correspond at least to the nominal value of a Parent Share at the time of exercise. The other terms of each such Company Stock Option shall continue to apply in accordance with their terms (substituting references to the Company to references to Parent, where appropriate), provided, however, that Parent shall treat each Company Stock Option, other than the 2010 Company Stock Options, as fully vested and immediately exercisable. Each Company Stock Option converted pursuant to the terms of this Section 2.7(a) shall be referred to as a “Parent Exchange Option.” Parent shall reserve for issuance the number of Parent Shares subject to Parent Exchange Options pursuant to this Section 2.7(a). For purposes of this Section 2.7(a), the “Stock Award Conversion Fraction” shall mean (i) $42.50 divided by (ii) (A) the Parent Share Value or (B) the Adjusted Parent Share Value (as calculated in Section 2.1(a)(i)) if and only if the Parent Share Value is (1) equal to or greater than $40.29 or (2) equal to or less than $32.97, subject to adjustment in accordance with Section 2.1(g). The adjustments provided herein with respect to any Company Stock Options that are “incentive stock options” as defined in Section 422 of the Code shall be, and are intended to be, effected in a manner which is consistent with Section 424(a) of the Code. The number of shares subject to any Parent Exchange Option and the exercise price per share of such Parent Exchange Option shall be determined in a manner which would not result in the conversion of Company Stock Options into Parent Exchange Options being treated as a new grant of stock options under Section 409A of the Code, and the Company and Parent shall agree upon any adjustments to this Section 2.7(a) necessary to avoid such new grant of stock options (provided, that in any event each Parent Exchange Option shall have an exercise price corresponding to at least the nominal value of a Parent Share at the time of exercise).

(b) Company Restricted Stock Units. Immediately prior to the Effective Time, each outstanding right to receive shares of Company Common Stock pursuant to a stock unit award granted under any Company Stock Plan that is subject to any performance condition or other restrictions (each, a “Company Restricted Stock Unit”), which has not lapsed immediately prior to the Effective Time shall become fully vested. Such Company Restricted Stock Units shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit with respect to the number Parent Shares that is equal to the number of shares of Company Common Stock subject to the Company Restricted Stock Unit immediately prior to the Effective Time multiplied by the Stock Award Conversion Fraction (rounded to the nearest whole share) (a “Parent Exchange Restricted Stock Unit”), and otherwise on the same terms and conditions as applied to each such Company Restricted Stock Unit immediately prior to the Effective Time. The obligations in respect of the Parent Exchange Restricted Stock Units shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent Exchange Restricted Stock Units.

(c) Company Deferred Units. At the Effective Time, each right under the Company Benefit Plans (other than any 401(k) Plan) of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock (other than Company Stock Options and Company Restricted Stock Units), including the deferred Company share units held in the participant accounts under the Brink’s Home Security Holdings, Inc. Non-Employee Directors’ Equity Plan, the Brink’s Home Security Holdings, Inc. Directors’ Stock Accumulation Plan and the Brink’s Home Security Holdings, Inc. Key Employees’ Deferred Compensation Program (such Company Benefit Plans, the “Company Deferred Compensation Plans” and such rights, collectively referred to herein, as the “Company Deferred Units”) shall convert into one of the following, at Parent’s election: (i) a right to receive a number of Parent Shares equal to (A) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, multiplied by (B) the Stock Award Conversion Fraction (as so adjusted, the “Adjusted Deferred Units”) or (ii) a right to receive an account under the Tyco Supplemental Savings and Retirement Plan (the “Parent Retirement Plan”) with a notional balance equal to (i) the number of shares of Company Common Stock subject to such Company Deferred Unit immediately prior to the Effective Time, multiplied by (ii) $42.50 (“Deferred Compensation Account”). Such Adjusted Deferred Unit or Deferred Compensation Account shall be payable or distributable in accordance with the terms of the applicable Company Deferred Compensation Plan, with any Adjusted Deferred Unit otherwise governed by the Company Deferred Compensation Plan and any Deferred Compensation Account otherwise governed by the Parent Retirement Plan.

(d) Before the Closing, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Plans) shall take all actions necessary, (including the adoption of resolutions) to effectuate the treatment of the Company Stock Options, Company Restricted Stock Units and Company Deferred Units set forth in Sections 2.7(a) through (c).

(e) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans and the Company Deferred Compensation Plans with respect to the Company Stock Options (as converted into Parent Exchange Options), the Company Restricted Stock Units (as converted into Parent Exchange Restricted Stock Units), and the Company Deferred Units (as converted into Adjusted Deferred Units). From and after the Effective Time, all references to Company (other than any references relating to a “change in control” of Company) in each Company Stock Plan and each Company Deferred Compensation Plan and in each agreement evidencing any award of Company Stock Options, Company Restricted Stock Units or Company Deferred Units, shall be deemed to refer to Parent, unless Parent in good faith determines otherwise.

(f) Except as otherwise contemplated by this Section 2.7 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of the Company Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Company Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

Section 2.8 Withholding. Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement (including pursuant to Section 2.3 and Section 2.7) such amounts as Parent, the Surviving Entity and the Exchange Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock and such other Persons, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Entity and the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed or incorporated by reference in the Company SEC Documents filed with or furnished to the SEC since October 31, 2008 and publicly available prior to the date hereof (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), or (ii) as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), which disclosure shall be subject to Section 9.11 hereof, the Company represents and warrants to Parent and Merger Sub solely as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite corporate power and authority to own, lease or otherwise hold, use and operate their respective properties, rights and other assets and to carry on their respective business as are now being conducted. The Company and each of the Company Subsidiaries are duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or good standing necessary in such jurisdiction except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter contains a true and complete list of each Company Subsidiary as of the date of this Agreement.

Section 3.2 Articles of Incorporation and Bylaws. The Company has furnished or made available to Parent, prior to the date of this Agreement, complete and correct copies of the articles of incorporation and bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each Company Subsidiary. The Company Charter and Company Bylaws and other organizational documents of each Company Subsidiary are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 170,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $10.00 per share (the “Company Preferred Stock”). As of January 11, 2010, (i) 45,843,368 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of any preemptive rights, whether statutory or otherwise, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) (A) 1,397,513 shares of Company Common Stock were reserved and available for issuance pursuant to outstanding Company Stock Options with the grant date, vesting terms and exercise price per share of Company Common Stock for each Company Stock Option set forth on Section 3.3(a)(iii) of the Company Disclosure Letter, and (B) 110,118 shares of Company Common Stock were reserved and available for issuance pursuant to Company Restricted Stock Units and

Company Deferred Units, in each case, issued pursuant to the Company Stock Plans and Company Deferred Compensation Plans, (iv) 1,288,173 shares of Company Common Stock were reserved for the grant of additional awards under the Company Stock Plans and Company Deferred Compensation Plans, and (v) no shares of Company Preferred Stock were issued and outstanding. As of January 11, 2010, (i) no shares of Company Common Stock were owned by a direct or indirect wholly owned Company Subsidiary and (ii) there were no outstanding stock options, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock (“Company Stock-Based Awards”) (other than Company Stock Options, Company Restricted Stock Units and Company Deferred Units specified above). From the close of business on January 11, 2010 to the date hereof, no shares of Company Common Stock have been issued by the Company except pursuant to the exercise of outstanding Company Stock Options. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Shareholders may vote. Except as set forth above, as of the date of this Agreement, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Company Subsidiary or (D) any Company Stock-Based Awards. All shares of Company Common Stock are, and all shares which may be issued pursuant to Company Stock Options, Company Restricted Stock Units and Company Deferred Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, whether statutory or otherwise.

(b) Except as set forth in Section 3.3(a), as of the date of this Agreement, none of the Company or any of the Company Subsidiaries has any contractual or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock or securities of the Company or any of its Subsidiaries (or any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities or equity interests of the Company or any of its Subsidiaries), to issue or sell, or cause to be issued or sold, any such securities, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company Subsidiaries or any other Person, except in connection with the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Stock Options or the settlement of Company Restricted Stock Units. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock and voting securities of each Company Subsidiary are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of the Company Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except as otherwise set forth in this Section 3.3 or in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any Company Subsidiary is a party or by which any of them is bound with respect to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

(c) Except as otherwise set forth in Section 3.3(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person (other than Company Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

(d) Since October 31, 2008, with respect to the Company Stock Options, Company Restricted Stock Units and Company Deferred Units, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Stock Option, Company Restricted Stock Unit and Company Deferred Unit was properly accounted for on the books and records of the Company; (ii) each grant of Company Stock Options, Company Restricted Stock Units and Company Deferred Units was made in accordance with the terms of the applicable Company Stock Plan and applicable Laws; and (iii) the per share exercise price of each Company Stock Option was determined in accordance with the applicable Company Stock Plan.

(e) As of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases or overdraft facilities) is no more than $4,310,989 in letters of credit, outstanding under the Company Credit Agreement.

Section 3.4 Authorization of Agreement; No Violation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize, adopt and approve this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the Company Shareholder Approval, the filing of the Articles of Merger with the SCC pursuant to the requirements of the VSCA, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the requirements of the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The resolutions of the Company Board set forth in the first recital to this Agreement were duly passed prior to the execution of this Agreement, and, subject to the terms and conditions of Section 5.3, such resolutions have not been subsequently rescinded, modified or withdrawn. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting or any adjournment or postponement thereof to approve this

Agreement and the Plan is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Plan and the other transactions contemplated by this Agreement.

(b) Except as otherwise set forth in Section 3.4(b) of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement, will (i) violate the Company Charter or Company Bylaws or equivalent organizational documents of the Company Subsidiaries, or (ii) assuming that the Company Consents are duly obtained, (y) violate any Law applicable to the Company or any of the Company Subsidiaries, or (z) result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration or termination of or give another Person a right of modification, cancellation, acceleration or termination under, or result in the creation of a Lien on any property, right or asset of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which it or any of its properties, rights or assets is bound, except (in the case of clause (ii) above) for such violations, breaches, defaults, loss of benefits or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Consents and Approvals. Except for (a) any filings or clearances required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the Company Shareholder Approval, (c) the filing with the SEC of (i) a proxy statement/prospectus related to the transactions contemplated by this Agreement and the Company Shareholders Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”), and (ii) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (d) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the requirements of the DGCL, (f) such filings as may be required under the rules and regulations of the NYSE, (g) the filings, clearances, consents, notices and approvals set forth in Section 3.5 of the Company Disclosure Letter (the consents referred to in clauses (a) through (g), the “Company Consents”), and (h) such additional filings, clearances, consents, notices and approvals, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no filings, clearances, consents, notices or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

Section 3.6 Company SEC Documents; Company Financial Statements.

(a) The Company has timely filed or otherwise furnished (as applicable) all reports, schedules, forms, statements and other documents (including exhibits, other information incorporated therein, and any amendments thereto) with the SEC required to be filed by the Company under the Securities Act or the Exchange Act, as the case may be, from (and including) October 31, 2008 (such documents, together with any other documents filed or furnished by the Company to the SEC, including exhibits and other information incorporated therein as they may have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or as of the date of any amendment filed with respect thereto), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of the Company, including the notes thereto, included in the Company SEC Documents (collectively, the “Company Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results and cash flows of the Company and its Subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments that have not been and are not expected to be individually or in the aggregate material to the Company).

(c) The Company is and has been since October 31, 2008, in compliance in all material respects with the provisions of SOX applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Company SEC Documents that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s officers by others as appropriate to allow timely decisions regarding required disclosure in accordance with the requirements of the Exchange Act.

(e) The Company has disclosed, based on the most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) Since October 31, 2008, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of the Company or any of its Subsidiaries, has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 3.7 Undisclosed Liabilities. There exist no liabilities or obligations of any nature of the Company or any of the Company Subsidiaries, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP, other than (a) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company Financial Statements set forth in the Company’s Form 10-Q filed with the SEC for the period ended September 30, 2009 as filed with the SEC prior to the date of this Agreement, (b) liabilities or obligations incurred in the Ordinary Course of Business of the Company and the Company Subsidiaries since September 30, 2009, (c) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated by this Agreement, or (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2009, there has not been any change, event, development, or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From September 30, 2009 through the date of this Agreement, (i) the Company and each of its Subsidiaries has conducted its business in the Ordinary Course of Business and (ii) neither the Company nor any of its Subsidiaries has agreed to take or otherwise taken any action which, if it had been taken after the date of this Agreement, would require the prior written consent of Parent under Sections 5.1(b)(ii), (iv), (vi), (vii), (ix), (xi), (xiii), (xiv), (xv), (xvi), or (xvii) of this Agreement.

Section 3.9 Properties; Assets.

(a) Section 3.9(a) of the Company Disclosure Letter identifies all real property and interests in real property owned in fee by the Company or the Company Subsidiaries, including the parcels of real property for the Company’s headquarters and second monitoring and service center owned in fee by the Company or the Company Subsidiaries, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or the Company Subsidiaries in and to any street or other property adjoining any portion of such property (the “Owned Real Property”). Except in any such case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company or one of its Subsidiaries, as applicable, has good, valid and marketable title to the Owned Real Property, free and clear of any Lien, other than Permitted Encumbrances, (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, and (iii) the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the Ordinary Course of Business of the Company as currently operated.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of the Company’s real property which is leased, subleased or licensed to the Company or the Company Subsidiaries (the “Leased Real Property”); the lease, sublease or license for such property (each a “Lease”) is valid, legally binding, enforceable and in full force and effect with respect to the applicable Company or Company Subsidiary and, to the Company’s Knowledge, the applicable counterparty thereto, except in each case, for such invalidity, failure to be binding or unenforceability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Lease (or has taken or failed to take any action which with notice or lapse of time, or both, would constitute a default thereunder), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has provided or made available to Parent true and complete copies of each Lease as in effect on the date of this Agreement.

(c) The Company or the Company Subsidiaries, individually or together, own, lease or have the right to use all of their properties and assets reflected in the Company’s Form 10-K filed with the SEC for the year ended December 31, 2008, other than as set forth in Section 3.9(c) of the Company Disclosure Letter or any properties or assets that have been sold or otherwise disposed of since December 31, 2008 in the Ordinary Course of Business (all such properties and assets, excluding the Owned Real Property, the Leased Real Property, and the Company’s Intellectual Property (which is solely covered by the representation included in Section 3.16), are referred to as “Assets”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets free and clear of Liens, other than (i) Permitted Encumbrances and (ii) Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is and has been since October 31, 2008 and, to the Knowledge of the Company, at all times prior thereto, in compliance with all applicable Environmental Laws, (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws or concerning Hazardous Materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries has obtained all Permits required under Environmental Laws necessary to operate as it currently operates and for the last complete fiscal year has operated and has no reason to believe any such Permits will be revoked or adversely modified or will not be renewed, and each of the Company and the Company Subsidiaries is and has been since October 31, 2008 and, to the Knowledge of the Company, at all times prior thereto, in compliance with such Permits, (iv) neither the Company nor any of the Company Subsidiaries is currently operating or required to be operating the Assets under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law or concerning any Hazardous Materials, (v) to the Knowledge of the Company, there have been no releases of Hazardous Materials, and Hazardous Materials are not otherwise present, in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any other location for which the Company or any of its Subsidiaries is alleged to have or could reasonably be expected to have liability regarding any Hazardous Materials, (vi) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any predecessor of any of them is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials, and (vii) the Company has made available to Parent copies of all Environmental Reports containing material information to the extent such copies are in the possession or control of the Company or any of its Subsidiaries.

(b) For purposes of this Agreement, each of the terms below has the meaning that follows it:

“Environmental Laws” means all Laws relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any Permit, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local statutes and regulations similar thereto.

“Environmental Reports” means any reports and any other environmental documents relating to the compliance or noncompliance with any Environmental Laws, or relating to any liability arising out of the presence or release or exposure to any Hazardous Materials, concerning the Company or any of its Subsidiaries or any of their predecessors or any other entity for which any of them is or is alleged to be responsible.

“Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and (B) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(c) The representations and warranties made in this Section 3.10 are the only representations and warranties of the Company with respect to environmental matters.

Section 3.11 Material Contracts.

(a) Except for those agreements and other documents (i) set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, (ii) permitted pursuant to Section 5.1 and entered into after the date hereof, or (iii) set forth in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K, (B) that restricts in any material respect the conduct of business by the Company or any of the Company Subsidiaries or any of their Affiliates or its or their ability to compete in any line of business or in any geographic area, (C) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business of the Company, (D) that is a top 20 dealer agreement based on the number of accounts generated for the Company and its Subsidiaries over the twelve (12) month period ending on November 30, 2009, (E) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or guaranteeing indebtedness in excess of $1,000,000, (F) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in any twelve month period or more than $5,000,000 through the remaining term of the Contract, except for any Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less, (G) that was entered into outside the Ordinary Course of Business and includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $500,000, (H) that evidences a license or right to use material Intellectual Property used by the Company or the Company Subsidiaries (other than generally commercially available, non-custom, off-the-shelf software licenses having a retail acquisition price of less than $100,000), (I) under which the Company or any of its Subsidiaries grants or receives exclusive, preferential or “most favored nation” rights, or (J) the loss of which would reasonably be expected to have a Company Material Adverse Effect. Each Contract of the type described in clauses (A) through (J) of this Section 3.11(a) is referred to herein as a “Material Contract.” True and complete copies of each Material Contract in effect on the date hereof have been made available to Parent on or prior to the date hereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, as applicable, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms and, to the Company’s Knowledge, each other party thereto and is in full force and effect, (ii) the Company or the applicable Company Subsidiary has, and to the Company’s Knowledge, each other party to each such Material Contract has, performed all obligations required to be performed by it to date under each Material Contract and (iii) no event or condition exists or is alleged to exist which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or the applicable Company Subsidiary under any such Material Contract.

Section 3.12 Compliance with Applicable Law; Permits.

(a) The Company and each of the Company Subsidiaries is, and has been since December 31, 2006, in compliance with all applicable Laws and with its own posted or internal agreements or policies with respect to employee, customer, subscriber or personal data, and is not in violation of, and, since December 31, 2006, has not received any notices of, violation with respect to, any Laws, agreements or policies in connection with the conduct of its businesses or the ownership or operation of its businesses, rights, assets and properties, except for such noncompliance and violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have obtained all Permits that are necessary to own, lease or operate their properties, rights and other assets and to carry on their businesses as conducted as of the date hereof. The Company and the Company Subsidiaries have complied with, and are not in violation of, any Permit, except where such noncompliance or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Permits (and all Permits of the agents and employees of the Company and its Subsidiaries used in the operation of the business) are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Legal Proceedings. Except as set forth in Section 3.13 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, demands, suits, claims, actions or governmental, administrative or regulatory investigations or audits of any nature against the Company or any of the Company Subsidiaries, except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order imposed upon the Company, any of the Company Subsidiaries or the properties, rights or assets of the Company or any of the Company Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter lists all material Company Benefit Plans as of the date hereof. With respect to each Company Benefit Plan, the Company has made available to Parent current, correct and complete copies of (where applicable): (i) the plan document (including the trust agreement or other funding instrument); (ii) the summary plan description (including any summaries of material modifications) and other written communications (or a description of any material oral communications) by the Company or its Subsidiaries to the participants and/or their beneficiaries concerning the extent of the benefits provided thereunder, if any; (iii) a summary of any proposed amendments or changes anticipated to be made thereto at any time within the twelve months immediately following the date hereof, if any, (iv) for the two most recent years (A) the Annual Report (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements, if any, and (C) actuarial valuation reports, if any; and (v) the most recent IRS determination letter, if any.

(b) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees (except as required to avoid an excise tax under Section 4980B of the Code).

(c) No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Law (including compliance such that no additional taxes would be imposed on participants under any Company Benefit Plan pursuant to Section 409A of the Code); (ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and no event has occurred that adversely affects such qualification which cannot be cured without the Company and the Company Subsidiaries incurring a liability; (iii) there is no present intention that any Company Benefit Plan be amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Benefit Plan at any time within the twelve months immediately following the date hereof; and (iv) no Company Benefit Plan uses a “rabbi trust” or similar funding mechanism.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Letter, the execution, delivery and performance by the Company of its obligations under the transactions contemplated by this Agreement and/or the Company Shareholder Approval (whether alone or in connection with any subsequent event(s)), will not (i) result in severance pay or any increase in severance pay upon any termination of employment, (ii) result in the acceleration of the time of payment or vesting of, or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation with respect to any Company Employee or pursuant to, any Company Benefit Plan, (iii) limit or restrict the right of the Company and the Company Subsidiaries to merge, amend or terminate any Company Benefit Plan, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments or benefits which would not be deductible pursuant to Section 280G of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the PBGC, the IRS or other Governmental Entity are pending or threatened.

(g) Neither the Company nor any Company Subsidiary has an existing arrangement with a Company Employee providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

(h) There is no agreement, plan or understanding covering any Company Employee that, individually or collectively, could give rise to the payment by the Company or a Company Subsidiary of any amount that would not be deductible by reason of Section 280G of the Code.

(i) Except as set forth on Section 3.14(i) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any Employee residing or working outside the United States (any such Company Benefit Plan set forth on Section 3.14(i) of the Company Disclosure Letter, “Company Foreign Benefit Plans”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Foreign Benefit Plans, (i) all Company

Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Company Foreign Benefit Plans.

Section 3.15 Taxes.

(a) Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) prevent or impede the ability of counsel to render the opinion described in Section 7.3(c).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as described in Section 3.15 of the Company Disclosure Letter:

(i) Each of the Company and the Company Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by them; all such Tax Returns are correct and complete and all Taxes due and payable (whether or not shown as due) have been timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company; and the charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Company Financial Statements are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof;

(ii) Neither the Company nor any Company Subsidiary has received written notice of any proposed or threatened Tax proceeding, examination, investigation, audit or administrative or judicial proceeding (collectively, the “Tax Proceedings”) against, or with respect to any Taxes of, the Company or any Company Subsidiary, and no such Tax Proceedings are currently pending. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iv) Except for the Tax Matters Agreement, neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries);

(v) There are no Liens for Taxes upon the assets, properties or rights of the Company or any Company Subsidiary that are not provided for in the Company SEC Documents, except Liens for Taxes not yet due and payable;

(vi) Neither the Company nor any Company Subsidiary has made any payments or is a party to any agreement, or maintains any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation in respect of a Company Stock-Based Award), that would not be fully deductible by reason of Section 162(m) of the Code;

(vii) Neither the Company nor any Company Subsidiary has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), as in effect and as amended by any guidance published by the IRS for the applicable period;

(viii) Section 3.15(b)(viii) of the Company Disclosure Letter sets forth a current list of each partnership, joint venture, limited liability company or other “eligible entity” within the meaning of Treasury Regulation 301.7701-3 in which the Company owns a material interest;

(ix) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(x) Except pursuant to the Tax Matters Agreement or the Separation Agreement, there is no obligation of the Company or any Company Subsidiary to contribute to the payment of any Tax or any portion of any Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or any Company Subsidiary, including under Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law (other than with respect to Taxes for which the Company is indemnified pursuant to Article II of the Tax Matters Agreement), or as a transferee or successor, by contract, or otherwise;

(xi) The Company and each Company Subsidiary have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code;

(xii) To the Knowledge of the Company, the IRS Ruling has not been revoked, modified, or withdrawn by the IRS. No facts or representations made by the Company, or to the Knowledge of the Company, made by Former Parent, in the IRS Ruling, or in any document submitted or received in connection therewith, were, when made or as of October 31, 2008, untrue or incorrect in any material respect. None of the facts stated by the Company, or to the Knowledge of the Company, by Former Parent, in the CSM Opinion or the CSM Opinion Representation Letters were, when made or as of October 31, 2008, untrue or incorrect in any material respect. To the Knowledge of the Company, there has not been any circumstance occurring after October 31, 2008, that would make any of such facts or representations, when made, as of October 31, 2008, or, to the extent relevant, thereafter, untrue or incorrect in any material respect;

(xiii) (x) To the Knowledge of the Company, the contribution by Former Parent on October 31, 2008, of certain assets to the Company, followed by the distribution by Former Parent on October 31, 2008, of all of the capital stock of the Company, and any distribution of the capital stock of any Company Subsidiary by Former Parent or any of its Subsidiaries related thereto, in each case, qualified for the tax treatment provided in the IRS Ruling, and (y) neither the Company, any Affiliate of the Company, nor to the Knowledge of the Company any other Person has taken or failed to take any action that would reasonably be expected to cause (A) any such contribution or distribution not to qualify for such treatment or (B) any stock or securities of the Company or any Company Subsidiary not to be treated as “qualified property” for the purposes of Section 361(c)(2) or Section 355(c)(2) of the Code, as applicable;

(xiv) None of the Company and any Company Subsidiary will be required to include any amount in taxable income, or exclude any items of deduction, for any taxable period (or portion thereof) ending after the Closing as a result of a change in the method of accounting for a taxable period ending prior to the Closing, any deferred intercompany transactions arising prior to the Closing, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing or any sale reported on the installment method that occurred prior to the Closing. Neither the Company nor any Company Subsidiary has any application pending with any Governmental Entity requesting permission for any changes in accounting methods;

(xv) The Company and each Company Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld and paid to the relevant Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, shareholder, creditor or any third Person; and

(xvi) At no time (x) to the Knowledge of the Company, during the two-year period ending on the date of the Company Spin-Off, or (y) during the six-month period thereafter, did any officer or director acting on behalf of the Company, any controlling shareholder (within the meaning of Treas. Reg. § 1.355-7(h)(3)) of the Company, or any other Person with the implicit or explicit permission of one or more of such officers, directors, or controlling shareholders have any agreement, understanding, arrangement, or negotiations regarding the Merger or a similar acquisition (within the meaning of Treas. Reg. § 1.355-7(h)(12)) with any officer or director of Parent, Merger Sub, or Former Parent or any controlling shareholder of Parent, Merger Sub, or Former Parent, or any other Person with the implicit or explicit permission of one or more of such officers, directors or controlling shareholders. For purposes of this representation, an “agreement, understanding, or arrangement” regarding the Merger or a similar acquisition does not require a binding contract or an agreement on all significant economic terms.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property registrations and applications owned by the Company and the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted, free and clear of Liens other than Permitted Encumbrances, and (ii) the Intellectual Property registrations and applications owned by the Company and the Company Subsidiaries are subsisting and unexpired and, to the Knowledge of the Company, there are no claims challenging the validity or enforceability of the Intellectual Property owned by the Company or the Company Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Company Subsidiaries does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of the Company Subsidiaries has received written notice (including cease and desist letters or invitations to take a patent license) or has Knowledge of any such infringement, conflict or other violation and (ii) to the Knowledge of the Company, no Person is infringing, conflicting or otherwise violating the Intellectual Property owned by the Company and the Company Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have taken commercially reasonable steps to protect and maintain (i) their confidential information and trade secrets; (ii) their sole ownership of material proprietary Intellectual Property and (iii) the security and integrity of their material systems and software.

Section 3.17 Labor Matters.

(a) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Neither the Company nor any of the Company Subsidiaries is experiencing, as of the date of this Agreement, a dispute, strike or work stoppage except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts by any labor organization or any group of employees with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority; and (ii) there are no strikes, workstoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes or labor organizing activities pending or, to the Company’s Knowledge, threatened against or involving the Company or any of the Company Subsidiaries.

Section 3.18 State Takeover Laws. Assuming the representation and warranty in Section 4.15 is true and correct, the Company and the Company Board have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the applicable requirements, if any, of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of any state, including the provisions of Article 14 and Article 14.1 of the VSCA, and from all takeover related provisions set forth in the Company Certificate and the Company Bylaws.

Section 3.19 Insurance. All material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is reasonable and customary for the Company’s business and (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.20 Opinion of Financial Advisor; Brokers. The Company has received a written opinion (or oral opinion to be confirmed in writing) of Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration to be received by the Company Shareholders is fair, from a financial point of view, to such Company Shareholders. Other than the Company Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Company Financial Advisor.

Section 3.21 Company Information. None of the information supplied (or to be supplied) by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in the Merger (as amended or supplemented from time to time, the “Form S-4”) will, at the time the Form S-4 is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company Shareholders, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The proxy statement portions of the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.22 Foreign Corrupt Practices and International Trade Sanctions. Since October 31, 2008, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Spin-Off Documentation. None of the execution of this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement, violate, conflict with or are prohibited by any of the Spin-Off Documents or would result in the loss by Parent or Merger Sub of any rights or benefits under the Separation Agreement or any Ancillary Agreement (as defined in the Separation Agreement), or would result in any of the other parties to the Transition

Services Agreement having the right to cease providing any services under such agreement to the Company or alter the pricing or other terms on which any such services are provided. All requirements or conditions set forth in any of the Spin-Off Documents, including the Separation Agreement and the Transition Services Agreement, which are required due to the execution, delivery and performance of this Agreement, the consummation of the Merger, or any of the other transactions contemplated by this Agreement are set forth in Section 3.23 of the Company Disclosure Letter (collectively, the “Required Spin-Off Approvals”). The Company has delivered to Parent a true and complete copy of the Unqualified Tax Opinion. The Company has delivered to Parent written confirmation by Former Parent that (a) such Unqualified Tax Opinion is reasonably acceptable to Former Parent and (b) all Required Spin-Off Approvals, including the consent of Former Parent to the assignment of all rights, benefits and obligations of the Company to Merger Sub under the Separation Agreement and the Ancillary Agreements (as defined in the Separation Agreement) (a copy of which has been provided to Parent prior to the execution of this Agreement), have been obtained, received or satisfied, as applicable, and have not been withdrawn, revoked, waived, amended, modified or supplemented in any respect (together, the “Former Parent Consent”). None of the Unqualified Tax Opinion, Former Parent Consent or, to the Knowledge of the Company, the IRS Ruling has been withdrawn, revoked, waived, amended, modified or supplemented in any material respect.

Section 3.24 Affiliate Transactions. There are no existing, and since December 31, 2008, there have been no, Contracts between the Company and any of the Company Subsidiaries, on the one hand, and the Company’s Affiliates (other than the Company Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

Section 3.25 Suppliers.

(a) Section 3.25(a) of the Company Disclosure Letter sets forth a true and complete list of the five (5) largest suppliers of the Company and its Subsidiaries, taken as a whole, in terms of purchases during the eleven-month period ended November 30, 2009 (collectively, the “Major Suppliers”).

(b) Since October 31, 2008, there has not been any material dispute between the Company or any of its Subsidiaries and any Major Supplier, and, no Major Supplier has stated to the Company or to any of its Subsidiaries that such Major Supplier intends to materially reduce sales to, or to otherwise materially reduce its business relationship with, the Company or any of its Subsidiaries.

Section 3.26 Customers; Dealers.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has, to the Company’s Knowledge, provided each residential customer that it originated since October 31, 2008 (and did not acquire from a third party) with the three-day right of rescission in compliance with the provisions of 16 C.F.R. Part 429 (“Cooling Off Period for Door to Door Sales”) and any similar applicable state Laws.

(b) A list of the Company’s top 20 dealers based upon number of accounts generated for the eleven (11) month period ended November 30, 2009 is set forth in Section 3.26(b) of the Company Disclosure Letter. To the Company’s Knowledge, none of the business arrangements that the Company or any of its Subsidiaries has with any of its dealers constitutes a “franchise” under the Federal Trade Commission’s Franchise Rule, 16 C.F.R. Part 436, or any other applicable Law.

(c) Since October 31, 2008, none of the Company or any of its Subsidiaries has offered discounts or rebates to customers or dealers in respect of goods or services provided by the Company and its Subsidiaries.

Section 3.27 Security Systems; Monitoring Centers.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all alarm systems installed or taken over by the Company, its Subsidiaries or their predecessors since October 31, 2008 have been installed, inspected, and tested in accordance with practices prevailing in the security alarm industry in the United States (or Canada, if applicable), and in accordance with any applicable specifications and standards of Underwriters Laboratories and local governmental authorities, other than in each case of customers whose service has been suspended.

(b) The Company does not operate or own any central monitoring centers other than those described in the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2009. Each such monitoring station holds Underwriters Laboratories listings as protective signaling services stations and, to the Knowledge of the Company, there are no material deficiencies with respect to the specifications for such listings.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (and in the certificates delivered pursuant to Section 7.2 or in connection with the delivery of any tax opinion required to be delivered hereunder), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed or incorporated by reference in the Parent SEC Documents filed with or furnished to the SEC since December 31, 2007 and publicly available prior to the date hereof (excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), or (ii) as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), which disclosure shall be subject to Section 9.11 hereof, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. ADT Security Services is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub has all the requisite corporate power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so duly qualified and in good standing would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws. Parent has furnished or made available to the Company, prior to the date of this Agreement, a complete and correct copy of the certificate of incorporation and bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 4.3 Capitalization. At the close of business on January 11, 2010, Parent had issued and paid up share capital of CHF 3,757,673,591.84 divided into 479,295,101 registered shares of CHF 7.84 nominal value, of which 4,189,793 shares were held as treasury shares at the disposal of Parent’s board of directors. In addition to the issued and paid up share capital, as of January 11, 2010, there existed (i) an authorized share capital of CHF 1,878,836,792.00, divided into 239,647,550 registered shares of CHF 7.84 nominal value each, allowing Parent’s board of directors to issue additional registered shares without approval of the Parent’s shareholders, (ii) a condition capital of CHF 375,767,358.40 divided into 47,929,510 registered shares of CHF 7.84 nominal value each in connection with bonds, notes or similar instruments, issued or to be issued by Parent or by direct or indirect subsidiaries of Parent, including convertible debt instruments and (iii) a condition capital of CHF 375,767,358.40 divided into 47,929,510 registered shares of CHF 7.84 nominal value each in connection with the exercise of option rights granted to any employee of Parent or a direct or indirect subsidiary of Parent, and any consultant, member of the board of directors of Parent, or other person providing services to Parent or a direct or indirect subsidiary of Parent.

All of the issued and outstanding shares of Parent are, and all of the Parent Shares to be issued pursuant to the Merger will be, when issued, duly and validly issued, fully paid in and nonassessable, and the Parent Shares issued pursuant to the Merger will rank pari passu in all respects with each other and the other issued shares of the Parent. Except as set forth in Parent’s articles of association (Statuten), there are no restrictions on the registration as shareholder with voting right in Parent’s share register or on the voting rights with respect to the Parent Shares. Except as set forth above, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent or Merger Sub, (B) securities of Parent or Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Parent or Merger Sub or (C) options, warrants or other rights to acquire from Parent or Merger Sub, and no obligation of Parent or Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or Merger Sub (collectively, “Parent Securities”) and (ii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or any of Parent’s Subsidiaries to which Parent or Merger Sub or any of Parent’s Subsidiaries is a party. Parent has taken all necessary actions to validly withdraw any preemptive rights of shareholders of Parent in connection with the issuance of Parent Shares in the Merger, including the adoption by Parent’s board of directors of resolutions duly adopted at a meeting duly called and held.

Section 4.4 Authorization of Agreement; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the boards of directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub (including any approvals of any holders of any class or series of outstanding capital stock or equity interest) are necessary to authorize and approve this Agreement or to consummate the transactions contemplated by this Agreement (other than (x) the issuance of the Parent Shares by the board of directors of Parent out of Parent’s existing authorized share capital and the corresponding registration of the capital increase regarding the Parent Shares with the competent register of commerce in Schaffhausen, Switzerland, (y) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected immediately following execution and delivery of this Agreement, and (z) the filing of the Certificate of Merger and the Articles of Merger). This Agreement has been duly executed and delivered by Parent, Merger Sub and ADT Security Services and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent, Merger Sub and ADT Security Services, enforceable against Parent, Merger Sub and ADT Security Services in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. ADT Security Services has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement required to be performed by it. The execution and delivery by ADT Security Services of this Agreement has been duly and validly authorized by ADT Security Services.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws or equivalent organizational documents of Parent or Merger Sub, or (ii) assuming that the Parent Consents are duly obtained, (y) violate any Law applicable to Parent or any of its Subsidiaries, or (z) result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the modification, cancellation, acceleration, or termination of or give another Person a right of modification, cancellation, acceleration, or termination under, or result in the creation of a Lien on any property, right or asset of Parent or its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, except (in the case of clause (ii) above) for such violations, breaches, defaults, loss of benefits or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Consents and Approvals. Except for (a) any filings or clearances required by the HSR Act, (b) the filing with the SEC of (i) the Form S-4, and (ii) such other reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of the Articles of Merger with the SCC pursuant to the VSCA, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the requirements of the DGCL, (e) such filings as may be required under the rules and regulations of the NYSE, (f) the filings, clearances, consents, notices and approvals set forth in Section 4.5 of the Parent Disclosure Letter, (g) the filing of the capital increase regarding the Parent Shares with the register of commerce in Schaffhausen, Switzerland and the issuance of the Parent Shares in uncertificated book-entry form (the consents referred to in clauses (a) through (g), the “Parent Consents”) and (h) such additional filings, clearances, consents, notices and approvals, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no filings, clearances, consents, notices or approvals of any Governmental Entity or any third Person are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

Section 4.6 Parent SEC Documents; Parent Financial Statements.

(a) Parent has timely filed or otherwise furnished (as applicable) all reports, schedules, forms, statements and other documents (including exhibits, other information incorporated therein, and any amendments thereto) with the SEC required to be filed by Parent under the Securities Act or the Exchange Act, as the case may be, from December 31, 2007 (such documents, together with any other documents filed or furnished by Parent to the SEC, including exhibits and other information incorporated therein as they may have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or as of the date of any amendment filed with respect thereto), the Parent SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Parent Financial Statements fairly present in all material respects the consolidated financial condition and operating results and cash flows of Parent and its Subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments that have not been and are not expected to be individually or in the aggregate material to Parent).

(c) Parent is, and has been since December 31, 2007, in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) Parent and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the Parent SEC Documents that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s officers by others as appropriate to allow timely decisions regarding required disclosure in accordance with the requirements of the Exchange Act.

(e) Parent has disclosed, based on the most recent evaluation, to Parent’s auditors and the audit committee of Parent’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.7 Undisclosed Liabilities. There exist no liabilities or obligations of any nature of Parent or its Subsidiaries that are material to Parent, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP, other than (a) liabilities or obligations that are adequately reflected, reserved for or disclosed in the Parent Financial Statements set forth in Parent’s Form 10-K filed with the SEC for the fiscal year ended September 25, 2009 as filed with the SEC prior to the date of this Agreement, (b) liabilities or obligations incurred in the ordinary course of business of Parent and its Subsidiaries consistent with past practice since September 25, 2009, (c) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated by this Agreement, or (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events.

(a) Since September 30, 2009, there has not been any change, event, development, or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) Since September 25, 2009, Parent and each of its Subsidiaries has conducted its business in the ordinary course, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries is, and has been since September 26, 2008, in compliance with all applicable Laws, and is not in violation of, and, since September 26, 2008, has not received any notices of, violation with respect to, any Laws in connection with the conduct of its businesses or the ownership or operation of its businesses, rights, assets and properties, except for such noncompliance and violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 ERISA. Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) no “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained, administered or contributed to by Parent, or any of its Subsidiaries or ERISA Affiliates (a “Parent Pension Plan”) is in “at-risk” status (as defined in Section 430(i) of the Code); (ii) no liability under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its ERISA Affiliates with respect to any Parent Pension Plan, other than premiums due the PBGC or liabilities that have previously been satisfied; and (iii) all contributions, premiums and payments required to be made under the terms of any Parent Pension Plan have been made.

Section 4.11 Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, demands, suits, claims, actions or governmental, administrative or regulatory investigations or audits of any nature against Parent or any of its Subsidiaries, except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order imposed upon Parent, any of its Subsidiaries or the properties, rights, or assets of Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Broker’s Fees. Except for Citigroup Global Markets Inc., whose fees and expenses will be paid by Parent, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.13 Parent Information. None of the information supplied (or to be supplied) by or on behalf of Parent or any of its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is declared effective under the Securities Act (or with respect to any post-effective amendments or supplements thereto, at the time such post-effective amendments or supplements become effective under the Securities Act), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.14 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. As of the date of this Agreement and the Effective Time, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, in each case, except as would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to timely consummate the transactions contemplated by this Agreement.

Section 4.15 Company Stock. None of Parent, Merger Sub, or any of their respective Affiliates (which, for purposes of this Section 4.15, shall be deemed to not include (i) any director or executive officer of Parent or its Affiliates to the extent such securities of the Company or rights with respect to such securities are held in or purchased for personal accounts; provided, that the purchase of securities acquired for such directors and executive officers are not subject to Parent’s direction or influences or (ii) any pension, 401(k) or similar benefit plan or arrangement maintained by Parent or its Affiliates; provided, that third parties unaffiliated with Parent make decisions with respect to the purchase of securities acquired by such benefit plans and arrangements and such decisions are not subject to Parent’s direction or influence) (a) own or have owned since the Company Spin-Off (directly or indirectly, beneficially or of record) any securities of the Company or (b) hold or have held since the date of the Company Spin-Off any right to acquire, hold, vote or dispose of any securities in the Company. Neither Parent nor Merger Sub is an “interested shareholder” of the Company as defined in Section 13.1-725 of the VSCA.

Section 4.16 Availability of Funds. Parent has, and will have available to it at the Closing, all of the funds required to be provided by Parent for the consummation of the transactions contemplated by this Agreement and for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all other consideration contemplated by Article II. Parent and Merger Sub acknowledge and agree that it is not a condition to Closing of the transactions contemplated by this Agreement for Parent or Merger Sub to obtain any funding or financing to consummate the transactions contemplated by this Agreement.

Section 4.17 No Other Agreements. Parent does not have any commitment, absolute or contingent, to any other Person to sell, directly or indirectly, Parent or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of Parent and does not have, as of the date of this Agreement, any commitment, absolute or contingent, to any other Person to sell, directly or indirectly, any of its Subsidiaries or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of any of its Subsidiaries or any commitment, absolute or contingent, to enter into any agreement with respect thereto that would reasonably be expected to impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement.

Section 4.18 Tax Matters.

(a) At no time during the two-year period ending on the date of the Company Spin-Off, or during the six-month period thereafter, did any officer or director acting on behalf of Parent or Merger Sub, any controlling shareholder (within the meaning of Treas. Reg. § 1.355-7(h)(3)) of Parent or Merger Sub, or any other Person with the implicit or explicit permission of one or more of such officers, directors, or controlling shareholders have any agreement, understanding, arrangement, or negotiations regarding the Merger or a similar acquisition (within the meaning of Treas. Reg. § 1.355-7(h)(12)) with any officer or director of the Company or Former Parent or any controlling shareholder of the Company or Former Parent, or any other Person with the implicit or explicit permission of one or more of such officers, directors or controlling shareholders. For purposes of this representation, an “agreement, understanding, or arrangement” regarding the Merger or a similar acquisition does not require a binding contract or an agreement on all significant economic terms.

(b) Except as required pursuant to Section 1.6 (to the extent applicable), neither Parent nor any of its Affiliates has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) prevent or impede the ability of counsel to render the opinion described in Section 7.2(c).

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect or as described in Section 4.18 of the Parent Disclosure Letter:

(i) Each of Parent and its Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed by them; all such Tax Returns are correct and complete and all Taxes shown as due and payable on such Tax Returns have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent; and the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the Parent Financial Statements are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof;

(ii) Neither Parent nor any of its Subsidiaries has received written notice of any proposed or threatened Tax Proceeding against, or with respect to any Taxes of, Parent or any of its Subsidiaries, and no such Tax Proceedings are currently pending;

(iii) Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iv) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries); and

(v) Parent and each of its Subsidiaries have withheld and paid to the relevant Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, shareholder, creditor or any third Person.

Section 4.19 Foreign Corrupt Practices and International Trade Sanctions. Since September 26, 2008, neither Parent nor any Subsidiary of Parent, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.20 Due Investigation; No Other Representations or Warranties.

(a) Each of Parent and Merger Sub has conducted its own investigations of the Company and the Company Subsidiaries and acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries, the electronic “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and relevant personnel and records of the Company and the Company Subsidiaries for such purpose. Each of Parent and Merger Sub and their respective Affiliates possess such knowledge of and experience in financial and business matters relating to owning and operating businesses similar to those of the Company and the Company Subsidiaries that they are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(b) Except for the representations and warranties contained in this Article IV (and in the certificates delivered pursuant to Section 7.3 or in connection with the delivery of any tax opinion required to be delivered hereunder), none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Prior to the Effective Time.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required, expressly contemplated or expressly permitted by this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries, to (A) conduct its business in the Ordinary Course of Business and (B) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, employees and consultants, preserve its relationships with Persons having significant business dealings with it and maintain its rights and Permits.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (1) as set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as required, expressly contemplated or expressly permitted by this Agreement, (3) as required by applicable Law, or (4) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly:

(i) cause or permit any amendment, modification, alteration or rescission of its articles of incorporation, bylaws or other equivalent organizational documents;

(ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of the Company to the Company or another wholly owned Company Subsidiary), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof (including any securities convertible into or exchangeable for such capital stock or securities) or any rights, warrants or options to acquire any such shares or other securities, except, in the Ordinary Course of Business, the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Stock Options or the lapse of restrictions or vesting on Company Restricted Stock Units or Company Deferred Units;

(iii) issue, deliver, sell, grant, or authorize or propose the issuance, delivery, sale, grant, or purchase or propose the purchase of, any shares of its capital stock, voting securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other securities, other than (A) the issuance of shares of Company

Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 5.1, (B) issuances of shares of Company Common Stock upon the settlement of any Company Restricted Stock Units or Company Deferred Units outstanding on the date of this Agreement pursuant to the Company Benefit Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (D) the grant of Company Stock Options in the Ordinary Course of Business to the extent consistent with the terms and conditions disclosed on Section 5.1(b)(iii) of the Company Disclosure Letter (such options, the “2010 Company Stock Options”);

(iv) sell, lease, license or otherwise dispose of any of its properties, rights or assets (including material Intellectual Property and capital stock of the Company Subsidiaries), or allow any material Intellectual Property to expire or lapse, other than those (A) which are of a non-material nature, individually or in the aggregate, to the Company and its Subsidiaries and where the fair market value of the total consideration that would be received therefrom would not exceed in the aggregate $1,000,000 or (B) which are sales of Company inventory made in the Ordinary Course of Business;

(v) (A) cancel, incur or otherwise acquire, or modify in any material respect any indebtedness for borrowed money or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party (other than any Company Subsidiaries), issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in each case other than borrowings under the Company’s revolving credit facility as in effect as of the date hereof, in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(vi) make any loans or advances to any Person which would result in the aggregate amount of all loans and advances of the Company and its Subsidiaries to Third Parties exceeding $1,000,000;

(vii) make any capital expenditures, capital additions or capital improvements that exceed, individually or in the aggregate, $50,000,000 in any period of three (3) consecutive months after the date of this Agreement;

(viii) enter into any Lease requiring annual rent payments in excess of $50,000 or having a term of greater than two years;

(ix) settle or compromise any proceeding, demand, suit, claim, action or governmental, administrative or regulatory investigation, audit or inquiry other than settlements or compromises of any such proceedings, demands, suits, claims or actions (A) which would not result in any equitable relief or other non-monetary damages or penalties being imposed on the Company or any of its Subsidiaries and (B) where the amount paid (less the amount reserved for such matters by the Company on the Company’s consolidated balance sheet as presented in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009) in settlement or compromise does not exceed $500,000 individually, or $2,500,000 in the aggregate;

(x) (A) terminate, cancel, fail to use its commercially reasonable best efforts to renew or, except in the Ordinary Course of Business, enter into or materially modify, any Contract that is or would be if existing on the date of this Agreement a Material Contract, or (B) waive, release, cancel, convey, encumber or otherwise assign any material rights or claims thereunder;

(xi) waive or assign any claims or rights that are material in value or nature to the Company or its Subsidiaries, taken as a whole;

(xii) except as required by Law or Company Benefit Plans, (A) increase the compensation or other benefits payable or provided to any Company Employee, except for an increase of cash compensation (salary and bonus) of the Company Employees (other than directors) who are below the level of vice president made in the Ordinary Course of Business and in an amount not to exceed in the aggregate 4% of the current cash compensation paid to such Company Employees in the aggregate, (B) enter into any employment, change of control, severance, retention agreement, or similar agreement with any Company Employee (except (1) to the extent necessary to replace an agreement with a departing employee on substantially identical terms as summarized on Section 5.1(b)(xii) of the Company Disclosure Letter, (2) for employment agreements terminable on less than 30 days’ notice without payment or penalty (other than base compensation for such 30-day period), (3) for severance agreements entered into with non-officers in the Ordinary Course of Business in connection with terminations of employment), (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement or any plan, trust, fund, policy, agreement or arrangement providing compensation or employee benefits that would be considered a Company Benefit Plan if in effect on the date hereof or (D) hire or promote, or terminate the employment of, any individual who would be eligible to earn more than $150,000 in total compensation during any annual period or would hold a title at or above the level of vice president of the Company or any of its Subsidiaries, except in the Ordinary Course of Business;

(xiii) acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets, properties or rights of, by forming a partnership or joint venture with, by making an investment in, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets, rights or properties, other than acquisitions of supplies, dealer accounts and inventory in the Ordinary Course of Business;

(xiv) make any material change to its financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(xv) (A) make or change any material election in respect of Taxes, (B) adopt or change in any material respect any accounting method in respect of Taxes, (C) settle any material claim or assessment in respect of Taxes, or (D) take or permit any action to be taken that would invalidate or adversely affect the Unqualified Tax Opinion or the Former Parent Consent;

(xvi) enter into or modify any transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) record or beneficial owner of five percent or more of the voting securities of the Company, (ii) Affiliate or family member of any such record or beneficial owner, or (iii) other than as set forth on Section 5.1(b)(xvi) of the Company Disclosure Letter, of Former Parent or any of its Subsidiaries, on the other hand, in the case of clauses (i) and (ii) that are of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xvii) adopt a plan of complete or partial liquidation of the Company or any Company Subsidiary or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xviii) take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xix) take any action that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement;

(xx) from and after the Company’s receipt of written consent of the lenders under the Company Credit Agreement to make the following covenants, (A) pledge or otherwise encumber or subject to any Lien, or authorize or propose the pledge or encumbrance of, any shares of its capital stock, voting securities or securities convertible into any such shares or other securities, other than as described in clauses (A) through (D) of Section 5.1(b)(iii) or (B) encumber any of its properties, rights or assets (including material Intellectual Property and capital stock of the Company Subsidiaries) other than as described in clauses (A) and (B) of Section 5.1(b)(iv); provided that nothing in this Section 5.1(b)(xx) shall be deemed to modify or otherwise affect the obligations of the Company pursuant to Section 6.17; or

(xxi) authorize any of, or commit, resolve, propose, take or agree to take, any of the actions described in clauses (i) through (xx) above.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over itself, the Company Subsidiaries and their respective operations.

Section 5.2 Conduct of Business of Parent Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (1) as set forth in Section 5.2 of the Parent Disclosure Letter, (2) as required, expressly contemplated or permitted by this Agreement, (3) as required by applicable Law, or (4) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall:

(a) cause or permit any amendment, modification, alteration or rescission of its certificate of incorporation, bylaws or other equivalent organizational documents that would reasonably be expected to materially impede or delay the consummation of the Merger and the transactions contemplated hereby;

(b) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, share exchange or other reorganization that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement;

(c) split, combine or reclassify any of its capital stock in a manner that would reasonably be expected to materially impede or delay the consummation of the Merger and the transactions contemplated hereby;

(d) take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(e) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of Parent and its Subsidiaries (taken as a whole);

(f) take any action that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement; or

(g) take, agree in writing to take, or authorize any of the actions described in clauses (a) through (f) above.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time. Prior to the Effective Time, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over themselves and their respective operations.

Section 5.3 Third Party Proposals.

(a) Except as expressly permitted by this Section 5.3, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause the Company Subsidiaries and its and their officers, directors and employees to not, and shall otherwise use reasonable best efforts to ensure that the Company’s and the Company Subsidiaries’ accountants, legal counsel, financial advisors and other similar representatives shall not, directly or indirectly through another Person, (i) solicit or initiate, or knowingly encourage any Takeover Proposal or any inquiries regarding the submission of any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to or in connection with, or knowingly facilitate or otherwise knowingly cooperate with, any Takeover Proposal or any inquiry that may reasonably be expected to lead to a Takeover Proposal, (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal, or (iv) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Third Party existing on the date hereof; provided, however, that nothing contained in this Section 5.3 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company Shareholders a position with respect to a tender or exchange offer by a Third Party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Company Shareholders if the Company Board has determined, in good faith, after consultation with outside counsel, that the failure to make any such disclosure is inconsistent with its fiduciary duties under applicable Law, provided, that (1) compliance with such rules shall in no way limit Parent’s right to terminate this Agreement pursuant to Section 8.1(b)(ii) hereof and payment of the Termination Fee pursuant to Section 8.3(c) or Section 8.3(d) and (2) in no event shall the Company or the Company Board (or any committee thereof), except as permitted by Section 5.3(e), take, or agree or resolve to take, any of the following actions: withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or make or cause to be made through the Company’s or the Company Subsidiaries’ Representatives any public statement proposing or announcing an intention to withdraw or modify in any manner adverse to Parent or Merger Sub the Company Board Recommendation (any such action, a “Change in Recommendation”) (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation). The Company shall, and shall cause its Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) Notwithstanding anything to the contrary in this Section 5.3, at any time from the date of this Agreement and prior to obtaining the Company Shareholder Approval, if the Company has received from any Third Party a bona fide written Takeover Proposal made after the date of this Agreement that was not solicited in violation of and did not otherwise result from a breach of this Section 5.3, (i) the Company may contact such Third Party or its advisors for the purpose of clarifying such Takeover Proposal and the material terms and conditions thereof to the extent required to determine whether such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (ii) the Company may negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less restrictive on such Third Party as the Confidentiality Agreement is on Parent and its Affiliates (an “Acceptable Confidentiality Agreement”), and (iii) the Company may furnish information concerning its business, properties or assets to such Third Party pursuant to an Acceptable Confidentiality Agreement, provided, that all such information (to the extent not previously provided to Parent) is provided or made available to Parent prior to or substantially concurrent with the time it is provided to such Third Party, and may negotiate and participate in discussions and negotiations with such Third Party concerning such Takeover Proposal, if such Third Party has submitted a Superior Proposal, or a Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside counsel) is reasonably likely to constitute or lead to a Superior Proposal, if in connection with the foregoing clauses (i), (ii) and (iii), (A) the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties to the Company Shareholders, and (B) prior to taking such action, the Company shall provide written notice thereof to Parent.

(c) The Company will promptly (and in any event within 24 hours after receipt) advise Parent in writing of the receipt by the Company of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the Person making any such Takeover Proposal. The Company will keep Parent reasonably informed in all material respects of the status and details (including any material change to the terms thereof) of any such Takeover Proposal.

(d) As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means any bona fide, written proposal by a Third Party that, if consummated, would result in such Third Party (or its equityholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the consolidated assets of the Company and its Subsidiaries, (i) which the Company Board determines in good faith (after consultation with its outside legal and financial advisors) to be more favorable to the Company Shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) which is fully financed (or reasonably capable of being fully financed) with respect to the cash consideration set forth in the proposal, and which, in the good faith judgment of the Company Board, is otherwise reasonably likely to be consummated on the terms set forth in the proposal, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal, timing and other aspects of such proposal (including any break-up fee and conditions to consummation).

“Takeover Proposal” means any proposal or offer (including any proposal or offer from or to the Company Shareholders), whether in writing or otherwise, from a Third Party related to any direct or indirect acquisition or purchase of (i) assets (including equity securities of any Subsidiary of the Company), rights or properties that constitute 10% or more of the revenues, net income or assets of the Company and its Subsidiaries (taken as a whole) or (ii) 10% or more of any class of equity securities of the Company or any Company Subsidiary (or voting power related thereto) (or that would result in such Third Party (or its equityholders) owning 10% or more of any class of equity securities of any resulting parent company of the Company or any Company Subsidiary in any such transaction (or voting power related thereto)), in either case, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, recapitalization, issuance or amendment of securities, liquidation, dissolution, joint venture or similar transaction and whether pursuant to a single transaction or a series of related transactions.

“Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

(e) Except as set forth in this Section 5.3(e), neither the Company nor the Company Board (nor any committee thereof) shall (i) effect a Change in Recommendation (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a Change in Recommendation), or (ii) subject to the next sentence of this Section 5.3(e), approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, acquisition or merger agreement or other similar agreement constituting a Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(b)). Notwithstanding anything in this Agreement to the contrary, the Company Board may, at any time prior to obtaining the Company Shareholder Approval and subject to compliance with Section 5.3(f), (A) effect a Change in Recommendation in response to a material development or material change in circumstances occurring or arising after the date hereof with respect to the Company that (1) is materially and disproportionately more favorable to the recurring financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry (including Parent’s ADT business) and (2) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Takeover Proposal, any development or change relating to Parent (including any decline in the trading price of Parent Shares), clearance of the

Merger under the HSR Act, or any introduction into the marketplace of new or modified products or services by the Company or the Company Subsidiaries) (such material development or change in circumstances, an “Intervening Event”) if the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties to the Company Shareholders and (B) take any of the foregoing actions set forth in clauses (i) and (ii) of this Section 5.3(e) in response to a bona fide written Takeover Proposal made after the date of this Agreement that the Company Board reasonably determines in good faith (after consultation with its outside legal and financial advisors) constitutes a Superior Proposal and that was not solicited in violation of this Section 5.3 if the Company Board shall have determined in good faith, after consultation with outside counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties to the Company Shareholders; provided, however, that with respect to clause (B) above the Company shall not terminate this Agreement pursuant to Section 8.1(g) or enter into any such agreement, and any such purported termination or executed agreement shall be void and of no force or effect unless the Company (x) pays to Parent the Termination Fee payable pursuant to Section 8.3(b) prior to or substantially concurrently with such termination and (y) has complied in all material respects with its obligations set forth in Section 5.3(f). Any Change in Recommendation shall not change the approval of this Agreement or any other approval of the Company Board in any respect, including any change that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby (including the Merger).

(f) Notwithstanding anything herein to the contrary, the Company Board shall not be entitled to effect a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(g) unless:

(i) the Company has provided to Parent three (3) Business Days’ prior written notice (a “Notice”) advising Parent that the Company Board is prepared to take such action and specifying the reasons therefor;

(ii) with respect to a Takeover Proposal that the Company Board has determined constitutes a Superior Proposal, the Company has provided or made available to Parent all information concerning its business, properties or assets delivered or made available to the Third Party making such Takeover Proposal that the Company Board has determined constitutes a Superior Proposal; and

(iii) (A) (1) with respect to a Takeover Proposal that the Board has determined constitutes a Superior Proposal, the Notice includes a description of the terms and conditions of such Takeover Proposal that the Company Board has determined constitutes a Superior Proposal and the identity of the Third Party making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Takeover Proposal shall require a new Notice and a new three (3) Business Day period) and (2) with respect to a Change in Recommendation in response to an Intervening Event, the Company has provided to Parent in the Notice a reasonably detailed description of the Intervening Event; (B) during such three (3) Business Day period, if requested by Parent, the Company provides an opportunity for Parent to propose amendments to this Agreement in such a manner that (1) with respect to a Takeover Proposal, such Takeover Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal and (2) with respect to an Intervening Event, such Intervening Event no longer necessitates a Change in

Recommendation; and (C) at 11:59 p.m., Dallas Texas time, at the end of such three (3) Business Day period, (1) with respect to a Takeover Proposal which the Company Board has determined constitutes a Superior Proposal, such Takeover Proposal has not been withdrawn and the Company Board has reasonably concluded in good faith (after consultation with its outside legal and financial advisors) that such Takeover Proposal continues to constitute a Superior Proposal (taking into account any changes to the financial and other terms of this Agreement proposed by Parent in a binding irrevocable written offer following the Notice and as a result of the negotiations between Parent and the Company pursuant to this clause (B)), and (2) in the case of an Intervening Event, such Intervening Event continues to necessitate a Change in Recommendation (taking into account any changes to the financial and other terms of this Agreement proposed by Parent in a binding irrevocable written offer following the Notice and as a result of the negotiations between Parent and the Company pursuant to this clause (B)).

(g) Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, the obligation of the Company pursuant to Section 6.1(c) (subject to Section 6.1(d)) to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of the Company Shareholders on the approval of this Agreement and the approval of the Merger at the Company Shareholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal). For the avoidance of doubt, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated in accordance with Section 8.1.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Form S-4 and the Proxy Statement/Prospectus; Company Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare (with Parent’s reasonable cooperation) the Proxy Statement/Prospectus and Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Proxy Statement/Prospectus, the Form S-4 or any related matters. The Proxy Statement/Prospectus will be included within the Form S-4 filed with the SEC. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of Parent Shares in the Merger as contemplated by this Agreement and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock as may be reasonably requested in connection with any such action and in connection with the preparation, filing and distribution of the Form S-4. If at any time prior to the Effective Time any event occurs or information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Parent and the Company shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “blue sky” laws and Regulations thereunder and provide each other with copies of any such filings. Parent and the Company shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement/Prospectus or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement/Prospectus or the Form S-4 shall be filed without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) The Company shall (i) take all action in accordance with the federal securities laws, the VSCA, the Company Certificate and the Company Bylaws necessary to convene a special meeting of the Company Shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval (and any authority needed to adjourn or postpone the Company Shareholders Meeting) following (x) the date the Form S-4 is declared effective under the Securities Act and (y) the expiration or termination of the waiting period under the HSR Act; provided that no action is pending by any Governmental Entity seeking to enjoin or prevent the consummation of the Merger under Antitrust Law (such date, the “Antitrust Clearance Date”), and (ii) use its reasonable best efforts to obtain the Company Shareholder Approval (except to the extent the Company has effected a Change in Recommendation in accordance with Section 5.3) and, subject to Section 5.3, include in the Proxy Statement/Prospectus the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed in definitive form to the Company Shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to convene the Company Shareholders Meeting promptly after the Antitrust Clearance Date.

(d) Notwithstanding anything to the contrary contained in this Agreement, subject to the Company’s right to terminate this Agreement pursuant to Article VIII, the Company may adjourn or postpone the Company Shareholders Meeting solely (i) to ensure that the Company Shareholders are provided with any supplement or amendment to the Proxy Statement/Prospectus sufficiently in advance of the vote to be held at the Company Shareholders Meeting, (ii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to vote in favor of a proposal to approve and adopt this Agreement or to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, or (iii) from time to time, as may be necessary, to a date or dates that occur subsequent to the Antitrust Clearance Date if the Antitrust Clearance Date has not occurred on the date that is five (5) Business Days prior to the applicable scheduled date of the Company Shareholders Meeting.

Section 6.2 Access to Information; Confidentiality.

(a) (i) To the extent permitted by applicable Law, including under applicable Antitrust Law, and (ii) subject to (A) restrictions imposed upon the Company and any Company Subsidiary by any agreement of confidentiality with any Person, and (B) the Confidentiality Agreement, dated as of November 12, 2009, between the Company and Tyco International Management Company (the “Confidentiality Agreement”), the Company shall provide to Parent and its Representatives reasonable access, during normal business hours and after reasonable prior notice, during the period prior to the Closing Date, to the officers, employees, agents, properties, offices, books and records of the Company and its Subsidiaries (including Tax Returns), and such other information as Parent or its Representatives may reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial conditions and operations. Parent and its Representatives shall use their commercially reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for access, data and information hereunder. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, based on the advice of outside counsel, cause the attorney-client privilege of such party or its Subsidiaries to be inapplicable or violate, in any material respect, any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall hold, and shall cause its respective Representatives to hold, any confidential or nonpublic information in accordance with the terms of the Confidentiality Agreement.

(c) No investigation pursuant to this Section 6.2 shall affect any of the representations or warranties in this Agreement of any party or any condition of the parties.

Section 6.3 Regulatory Matters.

(a) Each of Parent and the Company shall, and shall cause its Subsidiaries, to use its reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all Legal Requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated by this Agreement, to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VII, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, Permit, Order or approval of, or any exemption by, any Governmental Entity which is required to be obtained by Parent or the Company, respectively, or any of their respective Subsidiaries, in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including any notification required by the HSR Act), to obtain as promptly as practicable all Permits, consents, approvals, authorizations of all Governmental Entities, and the expiry or termination of all applicable waiting periods, which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and consents of all Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act or under any other Antitrust Law, necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. Subject to Section 5.3, each of Parent and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other Order, ruling or statute, Regulation or executive order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite Permits, consents, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (iii) permit the other party and/or its counsel to review in advance any written communication intended to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the FTC, the DOJ or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all Laws, Orders and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In the event that any administrative or judicial action or proceeding is instituted by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated by this Agreement, under any Antitrust Law (A) each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit such consummation by the second (2nd) Business Day before the Outside Date and (B) each of Parent and the Company shall defend, at its cost and expense, any action or actions, whether judicial or administrative, against it or its Affiliates in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, (i) in no event shall Parent or any of its Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (A) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (B) that individually or in the aggregate is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (1) the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, either before or after giving effect to the Merger, or (2) Parent’s ownership or operation of any portion of the Company’s or any of its Subsidiaries’ business or assets; and (ii) without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.3(d) with respect to selling, holding separate, licensing or otherwise disposing of assets or conducting its business in a specified manner.

(e) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Form S-4 and the Proxy Statement/Prospectus).

(f) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement (including the Form S-4 and the Proxy Statement/Prospectus).

Section 6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party.

Section 6.5 Reasonable Best Efforts; Further Assurances. Subject to the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to promptly cause to be fulfilled the conditions to Closing under this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) the obtaining of all necessary consents, approvals or waivers from all Third Parties, (b) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, subject to the limitations set forth in Section 6.3 and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 6.6 Employee Benefit Plans.

(a) Parent shall, through the period beginning at the Effective Time and ending December 31, 2010, maintain or cause to be maintained employee benefit plans and compensation opportunities (including base pay, annual cash incentive opportunities and commission opportunities, as applicable, but excluding equity-based compensation) for the benefit of non-bargaining unit Employees employed in the United States (“Company Salaried Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits and compensation opportunities provided to such Employees immediately prior to the Effective Time.

(b) Parent shall cause each Company Salaried Employee to receive full credit for all service with the Company and the Company Subsidiaries and their respective predecessors (to the same extent provided by the Company as of the date hereof) under and for the purposes of any plan or arrangement providing vacation, sick pay, severance, retirement, welfare or pension benefits maintained by Parent or the Surviving Entity or any of their respective Affiliates in which such Company Salaried Employees participate for all purposes (including for purposes of eligibility, vesting, benefit accrual and forms of benefit), except that the foregoing shall not apply with respect to benefit accrual under any final average pay defined pension plan or to the extent that such credit would result in any duplication of benefits. In the event of any change in the welfare benefits provided to Company Salaried Employees following the Effective Time, Parent shall or shall cause the Surviving Entity to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Salaried Employees under any such welfare benefits to the extent that such conditions, exclusions or waiting period would not apply in the absence of such change; and (ii) credit each Company Salaried Employee with any co-payments and deductibles paid prior to any such change during the applicable calendar year in satisfying any applicable deductible or out-of-pocket requirements after such change. If, within six months following the Effective Time, the Surviving Entity or any of its Affiliates causes the involuntary termination (other than termination for “cause”) of a Company Salaried Employee’s employment with the Surviving Entity and/or its Subsidiaries, then the terminated Company Salaried Employee will be entitled to receive severance payments and benefits that are not less favorable than the severance and benefits he or she would have been entitled to receive under the Company Benefit Plans as in effect immediately prior to the Effective Time, provided, that except as provided in Section 6.6(b) of the Company Disclosure Letter, such payments and benefits do not exceed the payments and benefits provided to similarly situated employees of Parent pursuant the terms of the applicable severance arrangements maintained by Parent, and provided further, that this sentence shall not apply to any Company Salaried Employee who is party to any employment, change of control, severance, retention, or similar agreement with the Company or any of its Subsidiaries providing for severance protections.

(c) The Company shall, if so requested in writing by Parent no later than five (5) Business Days prior to the Closing Date, terminate any and all Company Benefit Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”). In the event that Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such 401(k) Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. In the event that Parent shall require termination of the Company’s 401(k) Plans prior to the Closing, Parent shall, prior to the Closing Date, amend its Code Section 401(k) plans to the extent necessary to (a) permit the rollover of accounts from such terminated 401(k) Plans and (b) allow for immediate entry and participation by employees of the Company who were eligible to participate on or prior to the Closing Date in the 401(k) Plans, each amendment to be effective as of the Closing.

(d) Without limiting any of its other obligations hereunder, Parent shall cause all of the Company Benefit Plans listed in Section 3.14(e) of the Company Disclosure Letter to be honored in accordance with their terms. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) except as expressly stated with regard to other sections of this Agreement, give any third party, including any Employee, any right to enforce the provisions of this Agreement (including this Section 6.6), (iii) obligate Parent or any of its Affiliates (including the Surviving Entity) to (A) maintain any particular compensation or benefit plan, program, policy or arrangement or (B) retain the employment of any particular Employee, or (iv) limit Parent’s or any of its Affiliates’ ability to amend any plan, program, policy or arrangement.

Section 6.7 Indemnification of Directors and Officers.

(a) The certificate of incorporation and bylaws of the Surviving Entity shall, with respect to indemnification of directors, officers and employees not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Company Charter or the Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) From and after the Effective Time, Parent and the Surviving Entity shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company or any of its Subsidiaries in their capacities as such (each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries, or is or was a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such Indemnified Party was serving at the request of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) or taken at the request of Parent or otherwise under this Agreement.

(c) Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time and any other person who is covered by the Company’s current directors’ and officers’ liability insurance policy to be covered with respect to acts or omissions occurring prior to the Effective Time for a period of six (6) years from the Effective Time by (i) the directors’ and officers’ liability insurance policy maintained by the Company (provided, that Parent may substitute therefor policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of the Company); or (ii) a single premium tail coverage with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of the Company as in effect on the date of this Agreement; provided, however, that in no event shall Parent be required to expend annually in the aggregate an amount pursuant to this Section 6.7(c) in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”); and provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Insurance Amount, Parent will obtain the maximum amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Insurance Amount.

(d) In the event Parent or any of its successors or assigns or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable from and after the Effective Time by, each Indemnified Party and his or her heirs and representatives.

Section 6.8 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.9 Rule 16b-3 Actions. Parent, Merger Sub and the Company shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company or acquisitions of equity securities of Parent resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Notification. From and after the date hereof until the Closing Date, each party hereto will promptly notify the other party hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement or the failure of any representation or warranty made by it to be true and correct, in either case, which would be likely to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (c) the receipt of any notice or other communication from any Third Party alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (d) any action, suit or proceeding is commenced against such party or its Subsidiaries or Affiliates that relate to the transactions contemplated hereby. No delivery of any notice pursuant to this Section 6.10 will cure any breach of any representation, warranty, covenant or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Without limiting the foregoing, the Company and Parent shall promptly advise each other of any change or event that has or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 6.11 Resignation of Directors and Officers. To the extent requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing, to be effective as of the Closing, duly signed resignations of each officer and director of the Company designated by Parent.

Section 6.12 Issuance of Parent Shares and Listing. Parent shall (a) take all action necessary for the due and valid issuance and delivery to the Company Shareholders of the Parent Shares issuable under Article II and those Parent Shares required to be reserved for issuance in connection with the Merger, including Parent Shares to be reserved for issuance upon the exercise or conversion of equity awards described in Section 2.7, including the registration of the capital increase regarding such Parent Shares in the competent commercial register in Schaffhausen, Switzerland and the issue of such Parent Shares in uncertificated book-entry form in compliance with all applicable Laws and obligations and Parent’s articles of association (Statuten) prior to the Closing Date and (b) use reasonable best efforts to cause the Parent Shares issuable under Article II and those Parent Shares required to be reserved for issuance in connection with the Merger, including Parent Shares to be reserved for issuance upon the exercise or conversion of equity awards described in Section 2.7, to be authorized for listing on the NYSE, upon official notice of issuance, upon the Effective Time.

Section 6.13 Certain Tax Matters.

(a) Unless and until the circumstances described in Section 1.6 arise so as to require a restructuring of the Merger and the transactions contemplated hereby pursuant to Section 1.6:

(i) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(ii) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 7.2(c) and Section 7.3(c).

(iii) Officers of Parent, Merger Sub and the Company shall execute and deliver to Fulbright & Jaworski L.L.P., tax counsel for the Company, and McDermott Will & Emery LLP, tax counsel for Parent, certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the Form S-4 is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) and in connection with any tax opinions required under the Tax Matters Agreement. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.13(a)(iii).

(b) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. The Surviving Entity shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

(c) Except as required pursuant to Section 1.6, neither Parent nor Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.14 Company Equity Awards.

(a) As soon as practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Shares equal to the number of Parent Shares subject to the Parent Exchange Options and, if applicable, the Adjusted Deferred Units. Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses required thereby) at least for so long as any Parent Exchange Options or any unsettled awards granted under the Company Stock Plans or the Company Stock Plans under which the Company Deferred Units are provided remain outstanding after the Effective Time.

(b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Parent Exchange Options and, if applicable, the Adjusted Deferred Units, appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and, if applicable, the Company Deferred Compensation Plans under which the Company Deferred Units are provided, after giving effect to the Merger and the adjustments required by Section 2.7.

Section 6.15 Shareholder Actions. The Company or Parent shall give the other party the opportunity to participate in the defense of any shareholder litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement by the Company of any such litigation shall be agreed to without Parent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.16 Takeover Laws. The Company and the Company Board shall (a) use reasonable best efforts to ensure that no state takeover or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Subject to the

Company’s right to terminate this Agreement pursuant to Section 8.1(g), the Company and the Company Board shall not take any action to approve any Takeover Proposal made by any Third Party for purposes of any state takeover Law or to cause any state takeover Law that would otherwise apply to any such Takeover Proposal to become inapplicable thereto. Without limiting the foregoing, the Company and the Company Board shall not approve, for purposes of Sections 13.1-725.1 – 13.1-727.1 of the VSCA, any acquisition of Company Common Stock by, or any business combination with, any Third Party.

Section 6.17 Company Credit Agreement. The Company shall promptly after the date hereof use its commercially reasonable efforts to obtain consent under the Company Credit Agreement to make the covenants set forth in Section 5.1(b)(xx); provided that in no event shall the Company be required to pay any fee to the lenders under the Company Credit Agreement in connection with obtaining such consent. The Company shall during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, the Effective Time or receipt of the consent described in the foregoing sentence comply with the provisions of Section 6.02 of the Company Credit Agreement.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, other Order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law enacted, entered, or enforced which prevents or prohibits the consummation of the Merger; provided, however, that prior to invoking this condition, the relevant party invoking this condition has complied with its obligations under Section 6.3 and Section 6.5.

(c) Governmental Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and any approvals and consents required to be obtained under any other Antitrust Law, other than any such approvals or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

(d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall be pending or threatened before the SEC.

(e) Stock Listing. The Parent Shares deliverable to the Company Shareholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by them, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.8(a) and in the last sentence of Section 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.3(a), the first, second, fourth and fifth sentences of Section 3.4(a), Section 3.18, the last sentence of Section 3.20 and Section 3.23 (other than the last sentence thereof) made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), and (iii) all of the other representations and warranties of the Company set forth in Article III, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct as so made does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with, it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Tax Opinion. Unless the circumstances described in Section 1.6 arise so as to require a restructuring of the Merger and the transactions contemplated hereby pursuant to Section 1.6 (in which event, the condition set forth in this Section 7.2(c) shall be deemed not to be required as a condition of the obligations of Parent and Merger Sub to effect the Merger), Parent shall have received the opinion of McDermott Will & Emery LLP, outside tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 7.2(c), McDermott Will & Emery LLP shall have received and may rely upon the certificates and representations contained therein as referred to in Section 6.13(a)(iii).

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date, in which case as of such specific date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the first, second, third and fourth sentences of Section 4.1, Section 4.3 and Section 4.4(a) shall be true and correct in all material respects. The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the respective obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with, them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c) Tax Opinion. Unless the circumstances described in Section 1.6 arise so as to require a restructuring of the Merger and the transactions contemplated hereby pursuant to Section 1.6 (in which event, the condition set forth in this Section 7.3(c) shall be deemed not to be required as a condition of the obligations of the Company to effect the Merger), the Company shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, Parent and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 7.3(c), Fulbright & Jaworski L.L.P. shall have received and may rely upon the certificates and representations contained therein as referred to in Section 6.13(a)(iii).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply in any material respect with its respective obligations under this Agreement to be performed at or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned whether before or after the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company, by action of their respective boards of directors at any time prior to the Effective Time;

(b) by Parent, at any time prior to the Effective Time, if (i) the Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by the Company of written notice of such breach (provided, that the right to terminate this Agreement by Parent pursuant to this Section 8.1(b) shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Company Board shall have effected a Change in Recommendation (provided, that Parent shall only be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) for a five (5) Business Day period following the date the Company Board effects a Change in Recommendation), (iii) the Company shall have willfully and materially breached or failed to perform its obligations or agreements contained in Section 5.3, (iv) a tender offer or exchange offer for 10% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or any of its Subsidiaries), and the Company Board recommends that the Company Shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten Business Day period specified in Rule 14e-2(a) under the Exchange Act or (v) the Company Board shall have recommended, accepted or agreed to a Takeover Proposal;

(c) by the Company, at any time prior to the Effective Time, if Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by Parent and Merger Sub of written notice of such breach (provided, that the right to terminate this Agreement by the Company pursuant to this Section 8.1(c) shall not be available to the Company if the Company is at that time in material breach of this Agreement);

(d) by either Parent or the Company, at any time prior to the Effective Time, if any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger (i) as violative of any Antitrust Law or (ii) for any reason other than under any Antitrust Law, and, in case of either clause (i) or (ii), such Order, decree, ruling or other action shall have become final and non-appealable, in either case that would give rise to the failure of a condition set forth in Section 7.1(b) or Section 7.1(c); provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall have complied with its obligations pursuant to Section 6.3 and Section 6.5 prior to termination of this Agreement;

(e) by either Parent or the Company, at any time prior to the Effective Time, if the Effective Time shall not have occurred on or before 11:59 p.m., Dallas, Texas time, on October 31, 2010 (the “Outside Date”); provided, that in the event the Antitrust Clearance Date shall have occurred prior to but within 50 days of such date, then the Outside Date shall be automatically extended to a date that is 75 days following the Antitrust Clearance Date, but in any event shall be no later than January 14, 2011, and provided further that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not be entitled to so to the extent such party has breached any provision of this Agreement and such breach has been the cause of, or has resulted in, the Effective Time not occurring by such time on the Outside Date;

(f) by either Parent or the Company, following a vote at a duly held meeting (or any adjournment thereof) to obtain the Company Shareholder Approval, if the Company Shareholder Approval is not obtained;

(g) by the Company, prior to obtaining the Company Shareholder Approval, in order to enter into an agreement relating to a Superior Proposal in accordance with Section 5.3; provided, that the Company has (i) not willfully and materially breached the provisions of Section 5.3 and (ii) complied in all material respects with Section 5.3(e), Section 5.3(f) and Section 8.3 with respect to such Superior Proposal; and

(h) by the Company, at any time prior to the Effective Time, if (i) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing but which conditions would be satisfied as if such date were the Closing Date), and (ii) Parent and Merger Sub have failed to consummate the Merger by the date that is five (5) Business Days after the date upon which the conditions described in subsection (i) above are satisfied.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, shareholders or Affiliates; provided, however, that (a) the provisions of Section 6.2(b); Section 6.4; this Section 8.2; Section 8.3; Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for fraud or any willful and material breach in connection with this Agreement or the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3 Expenses and Termination Fees.

(a) Subject to subsections (b), (c), (d), (e) and (f) of this Section 8.3, whether or not the Merger is consummated, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of its advisers, brokers, finders, agents, accountants, bankers and legal counsel) shall be paid by the party incurring such costs and Expenses.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(g), then prior to or substantially concurrently with such termination the Company shall pay by wire transfer of same-day funds to Parent a termination fee of $45,000,000 (the “Takeover Proposal Termination Fee”).

(c) In the event that (i) Parent shall terminate this Agreement pursuant to Section 8.1(b)(ii) where the Change in Recommendation arises from an Intervening Event or (ii) the Company or Parent shall terminate this Agreement pursuant to Section 8.1(f) and prior to the Company Shareholders Meeting the Company Board has made a Change in Recommendation related to an Intervening Event, then the Company shall, within five (5) Business Days of such termination, pay by wire transfer of same-day funds to Parent a termination fee of $87,500,000 (the “Intervening Event Termination Fee” and, together with the Takeover Proposal Termination Fee, the “Termination Fee”).

(d) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(b)(ii) where the Change in Recommendation arises from a Superior Proposal or Parent shall terminate this Agreement pursuant to Section 8.1(b)(iv) or (v), then the Company shall, within five (5) Business Days of such termination, pay by wire transfer of same-day funds the Takeover Proposal Termination Fee to Parent.

(e) In the event that (i) (A) the Company or Parent shall terminate this Agreement pursuant to Section 8.1(f) (and no Change in Recommendation due to an Intervening Event has been made prior to the date of the Company Shareholders Meeting), or (B) Parent shall terminate this Agreement pursuant to Section 8.1(b)(iii), (ii) prior to the time of the Company Shareholder Approval not being received at a duly held meeting of the Company Shareholders called for that purpose, a bona fide Takeover Proposal with respect to the Company has been made directly to the Company Shareholders or shall have otherwise become publicly known and not withdrawn (unless such withdrawal is conditioned upon the failure to receive the Company Shareholder Approval in respect of the Merger and the transactions contemplated under this Agreement) and (iii) within 12 months of such termination of this Agreement a definitive agreement is entered into by the Company with respect to a Takeover Proposal or a Takeover Proposal is consummated, the Company shall, on the earlier of the date such definitive agreement is entered into by the Company or the date such Takeover Proposal is consummated, pay to Parent by wire transfer of same-day funds the Takeover Proposal Termination Fee; provided, however, that for the purpose of this Section 8.3(e), all references in the definition of Takeover Proposal to “10%” shall instead be deemed to refer to “a majority”.

(f) In the event that (i) (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(e) or (B) Parent shall terminate this Agreement pursuant to Section 8.1(b)(i), and (ii) prior to the Outside Date (or in the case of termination pursuant to Section 8.1(b)(i), the date of termination), a bona fide Takeover Proposal with respect to the Company has been made directly to the Company Shareholders or shall have otherwise become publicly known and not withdrawn (unless such withdrawal is conditioned upon the failure to receive the Company Shareholder Approval in respect of the Merger and the transactions contemplated under this Agreement) and (iii) within 12 months of such termination of this Agreement a definitive agreement is entered into by the Company with respect to a Takeover Proposal or a Takeover Proposal is consummated, the Company shall, on the earlier of the date such definitive agreement is entered into by the Company or the date such Takeover Proposal is consummated, pay to Parent by wire transfer of same-day funds the Takeover Proposal Termination Fee; provided, however, that for the purpose of this Section 8.3(f), all references in the definition of Takeover Proposal to “10%” shall instead be deemed to refer to “a majority”.

(g) The Company and Parent acknowledge and agree that the agreements contained in Sections 8.3(b), (c), (d), (e) and (f) are an integral part of the transactions contemplated by this Agreement, and that the Company’s payment of any Termination Fee does not constitute a penalty and that, without these agreements, Parent would not enter into this Agreement. Accordingly if the Company fails promptly to pay the amount due pursuant to Sections 8.3(b), (c), (d), (e) or (f), and, in order to obtain such payment, Parent commences a suit that results in a final judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. (or its successor, if applicable), in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“2010 Company Stock Options” has the meaning set forth in Section 5.1(b)(iii).

“401(k) Plan” has the meaning set forth in Section 6.6(c).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Adjusted Deferred Units” has the meaning set forth in Section 2.7(c).

“Adjusted Parent Share Value” has the meaning set forth in Section 2.1(a)(i).

“Adjusted Per Share Cash Election Amount” has the meaning set forth in Section 2.1(b).

“ADT Security Services” has the meaning set forth in the Preamble.

“Affiliate” means with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Elected Cash Consideration” has the meaning set forth in Section 2.1(b).

“Antitrust Clearance Date” has the meaning set forth in Section 6.1(c).

“Antitrust Law” has the meaning set forth in Section 6.3(b).

“Articles of Merger” has the meaning set forth in Section 1.2.

“Assets” has the meaning set forth in Section 3.9(c).

“Available Cash Amount” means $584,502,942 plus the product of (x) the number of shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding as of the date hereof between the period beginning on the date of this Agreement and ending on the fourth full trading day prior to the Effective Time and (y) $12.75.

“Beneficial Owner” means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security, (b) the power to dispose of, or to direct the disposition of, such security or (c) the ability to profit or share in any profit derived from a transaction in such security, and the term “Beneficially Owned” shall be construed accordingly.

“Book-Entry Shares” has the meaning set forth in Section 2.1(f).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Texas or New York are required or authorized by Law or other Governmental Entity to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(e).

“Cash Electing Company Share” has the meaning set forth in Section 2.1(a)(ii).

“Cash Election” has the meaning set forth in Section 2.1(a)(ii).

“Cash Election Amount” has the meaning set forth in Section 2.1(b).

“Cash Oversubscription Amount” has the meaning set forth in Section 2.1(b).

“Certificate” has the meaning set forth in Section 2.1(f).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change in Recommendation” has the meaning set forth in Section 5.3(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, 15 U.S.C. §§ 12-27, as amended.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employment, incentive, bonus, equity-based, severance, retention, change in control, multiemployer plans within the meaning of Section 3(37) of ERISA), stock purchase, stock option, fringe benefit, collective bargaining, deferred compensation, employee loan, or other compensatory plan, contract, policy, arrangement, employee benefit plan, agreement, or program, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any Company Employee has any present or future right to benefits that are maintained, administered, contributed to, or sponsored by the Company, a Company Subsidiary, or any of their respective ERISA Affiliates, or (ii) the Company or the Company Subsidiaries has had or could have any present or future liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company.

“Company Charter” means the Amended and Restated Articles of Incorporation of the Company.

“Company Common Stock” has the meaning set forth in Section 2.1(a).

“Company Consents” has the meaning set forth in Section 3.5.

“Company Credit Agreement” means the Credit Agreement, dated as of October 21, 2008 among the Company, as borrower, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

“Company Deferred Compensation Plans” has the meaning set forth in Section 2.7(c).

“Company Deferred Units” has the meaning set forth in Section 2.7(c).

“Company Disclosure Letter” has the meaning set forth in the first paragraph of Article III.

“Company Employee” means any current or former Employee, director, officer or consultant of the Company or its Subsidiaries.

“Company Financial Advisor” has the meaning set forth in Section 3.20.

“Company Financial Statements” has the meaning set forth in Section 3.6(b).

“Company Foreign Benefit Plan” has the meaning set forth in Section 3.14(i).

“Company Material Adverse Effect” means any change, event, development or effect that (a) prevents or materially delays the Company from consummating the Merger, or (b) is material and adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that no change, event, development or effect relating to or resulting from the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect:

(i) changes in conditions (A) affecting the residential and business security systems industry, (B) any other industry in which the Company or any Company Subsidiary participates as of the date of this Agreement, or (C) the United States or global economy, in each case, which do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate;

(ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God), in each case, which do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate;

(iii) general financial or capital market conditions, including interest rates, or changes therein, in each case, which do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate;

(iv) the negotiation, execution, or announcement of this Agreement or compliance with the terms of this Agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees;

(v) any action or omission expressly required by this Agreement or pursuant to the express request of Parent, or any action otherwise taken by Parent or Merger Sub;

(vi) any changes in applicable Laws or the interpretation thereof after the date hereof, in each case, which do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate;

(vii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, in each case, which do not have a materially disproportionate impact on the Company or any of its Subsidiaries relative to other companies in the industries in which the Company and its Subsidiaries operate;

(viii) a decrease in the market price of the shares of Company Common Stock; provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, development or effect underlying such a decrease on market price has resulted in, or contributed to, a Company Material Adverse Effect; and

(ix) any failure by the Company to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided, that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, event, development or effect underlying such failure or revision has resulted in, or contributed to, a Company Material Adverse Effect.

“Company Preferred Stock” has the meaning set forth in Section 3.3(a).

“Company Representatives” means the Representatives of the Company and its Subsidiaries.

“Company Restricted Stock Units” has the meaning set forth in Section 2.7(b).

“Company Salaried Employee” has the meaning set forth in the Section 6.6(a).

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Shareholder Approval” shall mean the affirmative vote of a majority of the outstanding Company Common Stock entitled to vote to approve this Agreement and the Plan in accordance with the VSCA and the Company Charter.

“Company Shareholders Meetings” has the meaning set forth in Section 6.1(c).

“Company Shareholders” means the holders of Company Common Stock.

“Company Spin-Off” means the spin-off of the Company from Former Parent on October 31, 2008.

“Company Stock-Based Awards” has the meaning set forth in Section 3.3(a).

“Company Stock Plans” has the meaning set forth in Section 2.7(a).

“Company Stock Options” has the meaning set forth in Section 2.7(a).

“Company Subsidiary” means any Subsidiary of the Company and “Company Subsidiaries” means all of the Subsidiaries of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States or any domestic state, and any political subdivision thereof.

“CSM Opinion” means the tax opinion regarding certain U.S. federal income tax consequences of the distribution of the Company by Former Parent delivered by Cravath, Swaine & Moore LLP to Former Parent dated October 29, 2008.

“CSM Opinion Representation Letters” means the representation letters, dated as of October 28, 2008, of Former Parent and the Company delivered to Cravath, Swaine & Moore LLP for purposes of the CSM Opinion.

“Deferred Compensation Account” has the meaning set forth in Section 2.7(c).

“DGCL” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 6.3(b).

“Effective Time” has the meaning set forth in Section 1.2.

“Electing Shareholder” has the meaning set forth in Section 2.4(b).

“Election Deadline” has the meaning set forth in Section 2.2(b).

“Election Form” has the meaning set forth in Section 2.2(a).

“Employee” means any common law employee of the Company or a Company Subsidiary.

“Environmental Laws” has the meaning set forth in Section 3.10(b).

“Environmental Reports” has the meaning set forth in Section 3.10(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with that Person within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(c).

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

“Federal Trade Commission Act” means 15 U.S.C. §§ 41-58, as amended.

“Form S-4” has the meaning set forth in Section 3.21.

“Former Parent” means The Brink’s Company.

“Former Parent Consent” has the meaning set forth in Section 3.23.

“FTC” has the meaning set forth in Section 6.3(b).

“GAAP” means accounting principles generally accepted in the United States consistently applied by a specified Person.

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, Court, tribunal or body or self-regulatory organization.

“Hazardous Materials” has the meaning set forth in Section 3.10(b).

“HSR Act” has the meaning set forth in Section 3.5.

“Indemnified Party” has the meaning set forth in Section 6.7(b).

“Insurance Amount” has the meaning set forth in Section 6.7(c).

“Intellectual Property” means all U.S. and foreign (a) patents, and patentable inventions; (b) copyrights; (c) trademarks, service marks, trade names, trade dress, domain names and other source indicators, and the goodwill of the business associated therewith; (d) trade secrets, proprietary know-how and confidential information and (e) applications and registrations for any of the foregoing, and rights to obtain renewals, extensions, continuations, continuations-in-part, divisions or similar proceedings.

“Intervening Event” has the meaning set forth in Section 5.3(e).

“Intervening Event Termination Fee” shall have the meaning set forth in Section 8.3(c).

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling received by Former Parent from the IRS on September 4, 2008, with IRS control number PLR-129346-08.

“Knowledge” means, with respect to the Company, the actual knowledge of the persons set forth in Section 9.1 of the Company Disclosure Letter.

“Law” or “Laws” means any statute, law (including common law), code (including the Code) ordinance, Regulation, rule, guidance, Order, writ, injunction or decree of any state, commonwealth, federal, foreign, territorial or other court or Governmental Entity, subdivision, agency, department, commission, board, bureau or instrumentality of a Governmental Entity, including all decisions of Courts having the effect of Law in each such jurisdiction.

“Lease” has the meaning set forth in Section 3.9(b).

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Legal Requirement” means any federal, state, local, municipal, foreign or other Law, statute, constitution, principle of common Law, resolution, ordinance, code (including the Code), edict, decree, Regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the NYSE).

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, covenant, condition, restriction, option, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Mailing Date” has the meaning set forth in Section 2.2(a).

“Major Suppliers” has the meaning set forth in Section 3.25(a).

“Material Contract” has the meaning set forth in Section 3.11(a).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Mixed Consideration” has the meaning set forth in Section 2.1(a)(i).

“Mixed Consideration Electing Share” has the meaning set forth in Section 2.1(a)(i).

“Mixed Election” has the meaning set forth in Section 2.1(a)(i).

“Mixed Election Per Share Equity Consideration” has the meaning set forth in Section 2.1(a)(i).

“Non-Electing Company Share” has the meaning set forth in Section 2.2(b).

“NYSE” means the New York Stock Exchange, Inc.

“Notice” has the meaning set forth in Section 5.3(f)(i).

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction or decree of any Court or Governmental Entity, federal, foreign, state or local.

“Ordinary Course of Business” means the usual, regular and ordinary course of business as conducted by the Company and the Company Subsidiaries since October 31, 2008.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Consents” has the meaning set forth in Section 4.5.

“Parent Disclosure Letter” has the meaning set forth in the first paragraph of Article IV.

“Parent Exchange Option” has the meaning set forth in Section 2.7(a).

“Parent Exchange Restricted Stock Unit” has the meaning set forth in Section 2.7(b).

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means any change, event, development or effect that (a) prevents or materially delays Parent from consummating the Merger, or (b) is material and adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that no change, event, development or effect relating to or resulting from the following shall constitute, or be taken into account in determining whether there is or has been, a Parent Material Adverse Effect:

(i) changes in conditions affecting (A) the residential and business security systems industry, (B) any other industry in which Parent or any Subsidiary of Parent participates as of the date of this Agreement, or (C) the United States or global economy, in each case, which do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industries in which Parent and its Subsidiaries operate;

(ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes or other natural disasters or acts of God) , in each case, which do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industries in which Parent and its Subsidiaries operate;

(iii) general financial or capital market conditions, including interest rates, or changes therein, in each case, which do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industries in which Parent and its Subsidiaries operate;

(iv) the negotiation, execution, or announcement of this Agreement or compliance with the terms of this Agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees;

(v) any action or omission expressly required by this Agreement or pursuant to the express request of the Company, or any action otherwise taken by the Company;

(vi) any changes in applicable Laws or the interpretation thereof after the date hereof, in each case, which do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industries in which Parent and its Subsidiaries operate,

(vii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, in each case, which do not have a materially disproportionate impact on Parent or any of its Subsidiaries relative to other companies in the industries in which Parent and its Subsidiaries operate,

(viii) a decrease in the market price of the Parent Shares; provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, event, development or effect underlying such a decrease on market price has resulted in, or contributed to, a Parent Material Adverse Effect, and

(ix) any failure by Parent to meet any internal or publicly disclosed projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof; provided, that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, event, development or effect underlying such failure or revision has resulted in, or contributed to, a Parent Material Adverse Effect.

“Parent Pension Plan” has the meaning set forth in Section 4.10(a).

“Parent Retirement Plan” has the meaning set forth in Section 2.7(c).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Securities” has the meaning set forth in Section 4.3.

“Parent Share” means a share of Parent, with a nominal value as of the date of this Agreement of 7.84 Swiss Francs (“CHF”) per share.

“Parent Share Value” means the 10-day aggregate volume weighted-average per share price, rounded to two decimal points, of Parent Shares on the NYSE (as reported on Bloomberg) for the period of the ten (10) consecutive trading days ending on the fourth full trading day prior to the Effective Time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any and all permits, licenses, authorizations, certificates, franchises, registrations, qualifications or other approvals granted by or with any Governmental Entity.

“Permitted Encumbrances” means the following: (a) Liens for Taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (b) mechanics’ and materialmen’s Liens not filed of record and similar charges incurred in the Ordinary Course of Business not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided, that, in the latter case, the specified Person or one of its Subsidiaries will have set aside on its books adequate reserves with respect thereto; (c) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of a specified Person or any of its Subsidiaries; provided, that such easements, leases, reservations, rights, defects or irregularities do not materially impair the use or value of such property or assets for the purposes for which they are currently operated; (d) any Lien or privilege vested in any lessor or licensor for rent or other obligations pursuant to the terms and provisions of the Leases of a specified Person or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent; and (e) encumbrances which secure deposits of public funds as required by Law.

“Per Share Cash Consideration” has the meaning set forth in Section 2.1(a)(i).

“Per Share Cash Election Consideration” has the meaning set forth in Section 2.1(a)ii).

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization, or any other form of business or professional entity, but does not include a Governmental Entity or Court.

“Plan” has the meaning set forth in Section 1.2.

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.5.

“Regulation” means any rule or regulation of any Governmental Entity having the effect of Law.

“Regulation S-K” means 17 C.F.R. § 229.10, et seq.

“Regulation S-X” means 17 C.F.R. § 210.1-01, et seq.

“Representatives” means a party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors and other representatives.

“Required Spin-Off Approvals” has the meaning set forth in Section 3.23.

“SCC” has the meaning set forth in Section 1.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Separation Agreement” means the Separation and Distribution Agreement, by and between Former Parent and the Company, dated as of October 31, 2008.

“Shares” has the meaning set forth in Section 2.1(f).

“Sherman Act” means the Sherman Antitrust Act, 15 U.S.C. §§ 1-7, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, and the Regulations promulgated thereunder.

“Spin-Off Documents” means the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement and each other Ancillary Agreement (as defined in the Separation Agreement).

“Stock Award Conversion Fraction” has the meaning set forth in Section 2.7(a).

“Stock Consideration” has the meaning set forth in Section 2.1(a)(iii).

“Stock Electing Company Share” has the meaning set forth in Section 2.1(a)(iii).

“Stock Election” has the meaning set forth in Section 2.1(a)(iii).

A “Subsidiary” of a specified Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including any general partner of a partnership.

“Superior Proposal” shall have the meaning set forth in Section 5.3(d).

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(d).

“Takeover Proposal Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Tax Matters Agreement” means the Tax Matters Agreement by and between the Company and Former Parent dated as of October 31, 2008.

“Tax Proceedings” has the meaning set forth in Section 3.15(b)(ii).

“Tax Returns” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Termination Fee” shall have the meaning set forth in Section 8.3(c).

“Third Party” shall have the meaning set forth in Section 5.3(d).

“Transition Services Agreement” means the Transition Services Agreement, by and between Former Parent and the Company, dated as of October 31, 2008.

“Unqualified Tax Opinion” means the Unqualified Tax Opinion (as defined in the Tax Matters Agreement) provided for in Section 7.02(c) of the Tax Matters Agreement.

“VSCA” has the meaning set forth in the Recitals.

Section 9.2 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and the certificates delivered pursuant to Section 7.2 and Section 7.3 and in connection with the delivery of any tax opinion required to be delivered hereunder shall terminate at the Effective Time, except that the agreements set forth in Article II, Section 6.6 (Employee Benefit Plans), Section 6.7 (Indemnification of Directors and Officers), Section 6.14 (Company Equity Awards), and this Article IX shall survive the Effective Time.

Section 9.3 Specific Performance. The parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties hereto and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement and to enforce specifically compliance with the terms and provisions of this Agreement. In connection with any request for specific performance or equitable relief, the Company, Parent, and Merger Sub waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the parties. The parties further agree that (i) by seeking the remedies provided for in this Section 9.3, the parties shall not in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.3 are not available or otherwise are not granted and (ii) nothing contained in this Section 9.3 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.3 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.3 or anything contained in this Section 9.3 restrict or limit the parties’ right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally (including by courier or overnight courier with confirmation), telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

(a) If to Parent, Merger Sub or ADT Security Services, to:

c/o Tyco International Management Company

9 Roszel Road

Princeton, NJ 08540

Attention: General Counsel

Telecopier No.: (609) 720-4320

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Alan M. Klein, Esq.

Telecopier No.: (212) 455-2502

(b) If to the Company, to:

Brink’s Home Security Holdings, Inc.

8880 Esters Boulevard

Irving, TX 75063

Attention: General Counsel

Telecopier No.: (972) 871-3339

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue

Suite 2800

Dallas, Texas 75201

Attention: Thomas W. Hughes, Esq.

James R. Griffin, Esq.

Telecopier No.: (214) 855-8200

or to such other address or telecopier number as any party may, from time to time, designate in a written notice given in a like manner.

Section 9.5 Amendments and Waivers. Any provision of this Agreement (or the Plan, in the case of amendments) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that following approval of the transactions contemplated by this Agreement by the Company Shareholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Shareholders without such approval. The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE COMPANY, PARENT OR MERGER SUB MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES (AND NONE OF THE COMPANY, PARENT OR MERGER SUB ARE RELYING ON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN AS CONTAINED IN THIS AGREEMENT) AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ONE OR MORE OF THE FOREGOING.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub, upon two (2) Business Days’ prior written notice to the Company, may, subject to Sections 1.6 and 5.2(d), assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct (or indirect, in the event that the transaction is restructured pursuant to Section 1.6) wholly-owned Subsidiary of Parent, provided, that no such assignment shall relieve Parent, Merger Sub or ADT Security Services of any of its obligations hereunder and provided further, that such assignment shall not impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or otherwise impede the rights of the Company Shareholders under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9 Third Party Beneficiaries. Except for (a) the rights of the holders of shares of Company Common Stock to receive the Merger Consideration from and after the Effective Time, (b) the rights of holders of equity awards of the Company pursuant to Section 2.7 from the Effective Time, (c) the right of the Company on behalf of the Company Shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company Shareholders) in the event of Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement or material breach of this Agreement that contributed to a failure of any of the conditions to Closing from being satisfied, which right is hereby expressly acknowledged and agreed by each of Parent, Merger Sub and ADT Security Services, who shall each be jointly and severally liable for any such damages for which Parent and/or Merger Sub are found liable, and (d) the rights of Indemnified Parties under the provisions of Section 6.7 (Indemnification of Directors and Officers), this Agreement is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies hereunder. The third-party beneficiary rights referenced in clause (c) of the preceding sentence may be exercised only by the Company (on behalf of the Company Shareholders as their agent) through actions expressly approved by the Company Board, and no Company Shareholder, whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The Company, Parent, Merger Sub and ADT Security Services acknowledge and agree that the agreements contained in Section 9.9(c) are an integral part of the transactions contemplated by this Agreement, that ADT Security Services’ obligations hereunder are a material inducement to the Company entering into this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

Section 9.10 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF DELAWARE, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(c) Each of the parties hereto irrevocably and unconditionally confirms and agrees that it has (i) taken all necessary action to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) notified the other parties hereto of the name and address of such agent. Each of the parties hereto agrees that to the fullest extent permitted by Law, service of process may be made on such party by prepaid certified mail, and that, to the fullest extent permitted by applicable Law, service made pursuant to this Section 9.10(c) shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent, Merger Sub and ADT Security Services does hereby appoint The Corporation Trust Company as such agent.

Section 9.11 Disclosure Letters. Disclosure of any matter in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. The mere inclusion of an item in such Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

Section 9.12 Interpretation; Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (a) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” shall not be exclusive, (c) the words “hereof,” “herein,” “hereunder” and “hereto” words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provision of this Agreement, (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this

Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes (provided that, in the case of Contracts that are the subject of representations and warranties set forth herein, copies of all amendments, modifications, waivers, consents or supplements have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made). The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile or Portable Document Format (PDF) transmission of any signature will be deemed the same as delivery of an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRINK’S HOME SECURITY HOLDINGS, INC.

By:	/s/ Robert B. Allen
Name:	Robert B. Allen
Title:	President and Chief Executive Officer

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	Chief Executive Officer

BARRICADE MERGER SUB, INC.

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	President

SOLELY FOR PURPOSES OF SECTIONS 9.8, 9.9(C) AND 9.10:

ADT SECURITY SERVICES, INC.

By:	/s/ John B. Koch
Name:	John B. Koch
Title:	President